UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☐	Soliciting Material Pursuant to Section 240.14a-12
MOVADO GROUP, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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MOVADO GROUP, INC.
650 From Road, Ste. 375
Paramus, New Jersey 07652-3556
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 24, 2021
The 2021 Annual Meeting of Shareholders of Movado Group, Inc. will be held on Thursday, June 24, 2021 at 10:00 a.m., local time, in a virtual format only at www.virtualshareholdermeeting.com/MOV2021. To be admitted to the virtual meeting, eligible persons must enter the 16-digit control number found on their proxy card, voting instruction form, or notice of internet availability of proxy materials. If your shares are held in “street name” through a broker, bank or other nominee, you may obtain your control number by contacting them.
We encourage shareholders to visit the www.virtualshareholdermeeting.com/MOV2021 website for the most up-to-date information on the Annual Meeting, any procedures and limitations concerning attendance, and instructions on how to vote and ask questions during the Annual Meeting. Whether or not shareholders plan to attend the virtual-only Annual Meeting, we urge shareholders to vote and submit their proxies in advance of the meeting by one of the methods described in these proxy materials.
The 2021 Annual Meeting of Shareholders is being held for the following purposes:
1.	To elect seven directors to serve on the Board of Directors until the next Annual Meeting and until their successors are elected and qualified.
2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2022.
3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the proxy statement under “Executive Compensation.”
4.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.
Holders of the Company’s Common Stock and Class A Common Stock of record at the close of business on April 29, 2021 are entitled to notice of, and to vote at, the Annual Meeting of Shareholders or any postponements or adjournments thereof.
Again this year, we will furnish proxy materials to our shareholders via the Internet in order to expedite shareholders’ receipt of proxy materials while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting.
Accordingly, we are mailing to our shareholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials, which provides instructions on how to access the attached proxy statement and our annual report to shareholders for the fiscal year ended January 31, 2021 via the Internet and how to vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how to obtain the proxy materials in printed form.
Dated:	May 11, 2021	By order of the Board of Directors

/s/ Mitchell C. Sussis
Secretary and General Counsel
Your vote is important. Regardless of whether you plan to attend the Annual Meeting, please follow the instructions you received to vote your shares as soon as possible, to ensure that your shares are represented at the Annual Meeting. Shareholders of record, or beneficial shareholders named as proxies by their shareholders of record, who attend the meeting may vote their shares during the meeting, even though they have sent in proxies or voted online.

MOVADO GROUP, INC.

PROXY STATEMENT

Annual Meeting of Shareholders of Movado Group, Inc. to be held on Thursday, June 24, 2021

Some Questions You May Have Regarding This Proxy Statement
What is the purpose of these materials?
The Board of Directors (the “Board of Directors”) of Movado Group, Inc. (the “Company”) is soliciting proxies for our 2021 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held on Thursday, June 24, 2021 at 10:00 a.m., local time, in virtual format only at www.virtualshareholdermeeting.com/MOV2021. The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of Directors and our most highly-paid executive officers, and other required information. Our annual report to shareholders for the fiscal year ended January 31, 2021 is available to review with this proxy statement. We are mailing a notice of the Annual Meeting (and, for those who request it, a paper copy of this proxy statement and the enclosed form of proxy) to our shareholders on or about May 11, 2021.
What proposals will be voted on at the Annual Meeting?
The three matters scheduled to be voted on at the Annual Meeting are:
1.	The election of seven directors to serve on the Board of Directors;
2.	The ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2022; and
3.	The approval, on an advisory basis, of the compensation of the Company’s named executive officers, as described in the proxy statement under “Executive Compensation.”
In addition, such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof may be voted on.
Who can vote at the Annual Meeting?
Anyone owning shares of the Company’s Common Stock and/or its Class A Common Stock at the close of business on April 29, 2021, the record date for this year’s Annual Meeting, is entitled to attend and to vote on all items properly presented at the Annual Meeting.
Who is asking me for my vote?
The Company is soliciting your proxy on behalf of the Board of Directors and has retained Broadridge Investor Communications Solutions, Inc. (“Broadridge”), professional proxy solicitors, to assist with the solicitation. We will pay the entire cost of this proxy solicitation, including the cost of preparing and mailing the Notice of Internet Availability of Proxy Material and the Proxy Statement and Broadridge’s fee, which we expect to be less than $10,000.
What are my voting rights?
Each share of Common Stock is entitled to one vote and each share of Class A Common Stock is entitled to 10 votes on each matter properly presented at the Annual Meeting. At the close of business on April 29, 2021, the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting, there were 16,814,392 shares of Common Stock outstanding and 6,570,315 shares of Class A Common Stock outstanding. The Common Stock and the Class A Common Stock are hereinafter referred to together as the “Capital Stock.” A list of all shareholders as of the record date will be available during ordinary business hours at the Company’s principal place of business located at 650 From Road, Ste. 375, Paramus, NJ 07652-3556, from the Secretary of the Company, at least 10 days before the Annual Meeting and will also be available at the Annual Meeting.

How does the Board of Directors recommend that I vote?
The Board of Directors recommends that you vote:
1.	FOR the election of each of the director nominees;
2.	FOR the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year; and
3.	FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as described in the proxy statement under “Executive Compensation.”
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full printed set?
In accordance with the rules of the Securities and Exchange Commission (the “SEC”), the Company is providing access to its proxy materials via the Internet. Accordingly, the Company is mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on a website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials via the Internet or to request a printed set may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.
Where can I view the proxy materials on the Internet?
The Notice provides you with instructions on how to:
•	view proxy materials for the Annual Meeting via the Internet; and
•	instruct the Company to send future proxy materials to you by email.
You can also view the proxy materials for the Annual Meeting online at www.movadogroup.com by clicking on Investors and then Annual Report & Proxy Materials.
How do I vote?
If you are a shareholder on the record date, you may vote in advance of the meeting by following the instructions for voting on the Notice. If you receive paper copies of these proxy materials, you can vote in advance of the meeting by completing, signing and dating your proxy card and returning it in the enclosed envelope. Alternatively, you may attend the Annual Meeting and vote your shares during the meeting by visiting www.virtualshareholdermeeting.com/MOV2021and entering the 16-digit control number included in your Notice, voting instruction form, or proxy card. If you vote in advance online, by phone or by mailing in a proxy card, you may still attend the Annual Meeting and vote during the meeting, but, in that case, only the votes you enter during the meeting will count.
Can I change my vote after I have delivered my proxy?
Yes. You may change your vote at any time before voting concludes at the Annual Meeting by:
•	providing another proxy, or using any of the available methods for voting, with a later date;
•	notifying the Company’s Secretary in writing before the Annual Meeting that you wish to revoke your proxy; or
•	voting at www.virtualshareholdermeeting.com/MOV2021 during the Annual Meeting.
What is a quorum?
For the purposes of the Annual Meeting, a “quorum” is a majority in voting power of the outstanding shares of Capital Stock owned by shareholders on the record date. There must be a quorum present in person or represented by proxy for the Annual Meeting to be held. Broker non-votes (as further described below) and abstentions are counted for purposes of determining whether a quorum is present.

What is broker “discretionary” voting?
Under the rules of the New York Stock Exchange (“NYSE”), brokers who have transmitted proxy materials to customers will have discretion to vote the shares of customers who fail to provide voting instructions on “routine matters,” but brokers may not vote such shares on “non-routine matters” without voting instructions. When a broker’s customer does not provide the broker with voting instructions on non-routine matters, the broker cannot vote on those matters and instead reports the number of such shares as broker “non-votes.” Broker non-votes are counted as present for the purpose of determining the presence of a quorum for the transaction of business, but they are not counted as shares voting. Broker non-votes can therefore have the effect of preventing approval of certain proposals where the number of affirmative votes, although a majority of the votes cast, does not constitute a majority of the voting power present. Non-routine matters include the election of directors and the approval, on an advisory basis, of the executive compensation of the Company’s named executive officers. Therefore, if you hold your shares in street name through a broker, you must cast your vote if you want it to count in respect of these non-routine matters. The ratification of the appointment of the Company’s independent registered public accounting firm is a routine matter, so brokers will have discretion to vote any uninstructed shares on that proposal (Proposal 2).
How are matters presented at the Annual Meeting approved?
Directors are elected by a plurality of the votes cast at the Annual Meeting. Approval of the proposals to: (i) ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2022 and (ii) approve, on an advisory basis, the compensation of the Company’s named executive officers, requires the affirmative vote of the holders of a majority in voting power of the outstanding shares of Capital Stock present in person or represented by proxy and entitled to vote at the Annual Meeting.
With respect to all of the aforementioned proposals, abstentions and broker non-votes will not be counted as votes cast in accordance with New York law. For this reason, abstentions and broker non-votes will have no effect on the election of directors. However, abstentions and broker non-votes will have the effect of votes against (i) the proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2022 and (ii) the proposal to approve the compensation of the Company’s named executive officers.
May I vote confidentially?
Yes. Our policy is to keep your vote confidential, except as otherwise legally required, to allow for the tabulation and certification of votes and to facilitate proxy solicitation.
Who will count the votes?
A representative of Broadridge will count the votes and act as the inspector of election for the Annual Meeting.
What if additional matters are presented to the Annual Meeting?
We do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement. If any other business is presented at the Annual Meeting, your properly executed proxy gives authority to Mitchell C. Sussis, our General Counsel and Corporate Secretary, and to Sallie A. DeMarsilis, our Chief Operating Officer and Chief Financial Officer, to vote on such matters at his or her discretion.
Where can I find the voting results from the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K that we will file with the SEC within four business days after the date of the Annual Meeting.
How can I obtain information about the Company?
A copy of our fiscal 2021 Annual Report on Form 10-K is available on our website at www.movadogroup.com. Shareholders may also obtain a free copy by sending a request in writing to Mitchell C. Sussis, Corporate Secretary, at the Company’s address set forth in the Notice.

When are shareholder proposals due for consideration at next year’s annual meeting?
Under SEC rules, for shareholder proposals to be considered for inclusion in the proxy statement for the 2022 Annual Meeting, they must be submitted in writing to our Corporate Secretary at Movado Group, Inc., 650 From Road, Ste. 375, Paramus, NJ 07652-3556, on or before January 13, 2022. In addition, our by-laws provide that, for directors to be nominated or other proposals to be properly presented at the 2022 Annual Meeting, an additional notice of any nomination or proposal must be received by us not less than 60 days nor more than 90 days before the Annual Meeting. If less than 70 days’ notice of our 2022 Annual Meeting is given, then to be timely, the notice by the shareholder must be received by us not later than the close of business on the tenth day following the day on which the first public announcement of the date of the 2022 Annual Meeting is made or the notice of the meeting is mailed, whichever occurs first.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows the number of shares of the Company’s Class A Common Stock and Common Stock beneficially owned as of April 30, 2021 (except as otherwise noted in footnotes 2, 3 and 4) by (i) each shareholder known by the Company to beneficially own more than 5% of the outstanding shares of either the Class A Common Stock or the Common Stock, (ii) each current director, (iii) each executive officer named in the Summary Compensation Table, and (iv) all current executive officers and directors as a group.
			Percent of Outstanding Shares of Capital Stock
Name of Beneficial Owner	Shares of Class A Common Stock Beneficially Owned(1)	Shares of Common Stock Beneficially Owned(1)	Class A Common Stock(1)	Common Stock(1)	Percent of Total Voting Power(1)
BlackRock Inc.(2)	—	2,585,083	—	15.08%	3.12%
The Vanguard Group, Inc.(3)	—	1,076,092	—	6.28%	1.30%
Dimensional Fund Advisors LP(4)	—	1,125,119	—	6.57%	1.36%
Miriam Phalen(5)	3,851,180	91,846	58.61%	*	46.60%
Peter A. Bridgman	—	31,233	—	*	*
Vivian D'Elia(6)	—	45,631	—	*	*
Sallie A. DeMarsilis(7)	—	107,901	—	*	*
Alexander Grinberg(8)	3,963,104	14,951	60.32%	*	47.86%
Efraim Grinberg(9)	5,844,033	418,263	88.95%	2.44%	71.05%
Alan H. Howard	—	51,280	—	*	*
Richard Isserman	—	19,156	—	*	*
Ann Kirschner	—	13,566	—	*	*
Stephen Sadove	—	16,084	—	*	*
Behzad Soltani	—	9,258	—	*	*
Mitchell C. Sussis(10)	—	23,655	—	*	*
All executive officers, directors and director nominees as a group (11 persons)(11)	5,900,994	744,551	89.81%	4.34%	72.13%
*	Denotes less than one percent
The address for Messrs. Bridgman, A. Grinberg, E. Grinberg, Howard, Isserman, Sadove, Soltani, and Sussis and for Mses. Kirschner, D’Elia, DeMarsilis and Phalen is c/o Movado Group, Inc., 650 From Road, Ste. 375, Paramus, New Jersey 07652-3556.
(1)
Although each share of Class A Common Stock is convertible at any time into one share of Common Stock, the shares of Common Stock shown as beneficially owned by each of the persons or groups listed in the table above do not include the shares of Common Stock deemed to be beneficially owned by such persons or groups as a result of beneficial ownership of shares of Class A Common Stock, which shares are shown in a separate column. The percentage of outstanding shares of Common Stock shown as beneficially owned by each of the persons or groups in the table above is shown on the same basis. In calculating the percent of total voting power held by each person or group, the voting power of shares of Common Stock (one vote per share) and Class A Common Stock (10 votes per share) has been aggregated. Except as otherwise indicated, the persons listed have advised the Company that they have sole voting power and sole dispositive power with respect to the shares of Class A Common Stock and of Common Stock indicated as owned by them.

(2)
On January 25, 2021, in a filing on Schedule 13G under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), BlackRock Inc. reported beneficial ownership as of December 31, 2020 of 2,585,083 shares of Common Stock. It reported having sole voting power as to 2,566,176 of such shares, shared voting power as to none of such shares, and sole dispositive power as to all such shares. It also reported that all of the shares of Common Stock that it beneficially owns were acquired in the ordinary course of business and not for the purpose or with the effect of changing or influencing control of the Company, or in connection with any transaction having such purpose or effect. The address of BlackRock Inc. is 55 East 52nd Street, New York, NY 10055.

(3)
On February 8, 2021, in a filing on Schedule 13G under the Exchange Act, The Vanguard Group, Inc. (“Vanguard”) reported beneficial ownership as of December 31, 2020 of 1,076,092 shares of Common Stock, as to which it reported having shared voting power in respect of 14,713 shares; shared dispositive power in respect of 23,654 shares; sole voting power in respect of none of such shares; and sole dispositive power in respect of 1,052,438 shares. Vanguard reported that all of such shares were acquired in the ordinary course of business and not for the purpose or with the effect of changing or influencing control of the Company, or in connection with any transaction having such purpose or effect. Vanguard’s address is 100 Vanguard Boulevard, Malvern, PA 19355.

(4)
On February 16, 2021, in a filing on Schedule 13G under the Exchange Act, Dimensional Fund Advisors LP (“DFA”) reported beneficial ownership as of December 31, 2020 of 1,125,119 shares of Common Stock, as to all of which it has sole dispositive power.

DFA reported having sole voting power as to 1,073,850 of the shares and shared voting power as to none of the shares. DFA also reported that all of such shares were acquired in the ordinary course of business and not for the purpose or with the effect of changing or influencing control of the Company, or in connection with any transaction having such purpose or effect. The address of DFA is Building One, 6300 Bee Cave Road, Austin, TX 78746.
(5)
Of the shares of Class A Common Stock reported as beneficially owned by Ms. Phalen: 3,055,640 are owned by Grinberg Partners L.P., a Delaware limited partnership (“GPLP”) of which Ms. Phalen is a limited partner; 422,943 are owned by Grinberg Partners II L.P., a Delaware limited partnership (“GPLPII”) of which a grantor annuity trust for which Ms. Phalen serves as trustee is a limited partner; and 100,191 shares are owned by the Grinberg Family Foundation. As a limited partner of GPLP, Ms. Phalen may share voting power with GPLP, Grinberg Group Partners (a Delaware general partnership (“GGP”) which is the general partner of GPLP), Mr. E. Grinberg and Mr. A. Grinberg with respect to the 3,055,640 shares of Class A Common Stock owned by GPLP. As the trustee of a grantor annuity trust that is a limited partner of GPLPII, Ms. Phalen may share voting power with GPLPII, GGP (GPLPII’s general partner), Mr. E. Grinberg and Mr. A. Grinberg over the 422,943 shares owned by GPLPII. As one of three directors of the Grinberg Family Foundation (along with Mr. E. Grinberg and Mr. A. Grinberg), Ms. Phalen has shared voting and dispositive power with such other directors over the shares owned by such foundation. Ms. Phalen’s total also includes 11,292 shares of Class A Common Stock and 6,426 shares of Common Stock held by a remainder trust for the benefit of Ms. Phalen of which Ms. Phalen is co-trustee with Mr. E. Grinberg and Sharon Trulock, with whom she shares voting and dispositive power.

(6)
The total number of shares of Common Stock reported as beneficially owned by Ms. D’Elia includes 23,970 shares which she has the right to acquire by the exercise of options under the Company’s Stock Plan.

(7)
The total number of shares of Common Stock reported as beneficially owned by Ms. DeMarsilis includes 67,044 shares which she has the right to acquire by the exercise of options under the Company’s Stock Plan.

(8)
The total number of shares of Class A Common Stock beneficially owned by Mr. A. Grinberg includes 3,055,640 shares owned by GPLP, of which Mr. A. Grinberg is a limited partner; 422,943 shares owned by GPLPII, of which a grantor annuity trust for which Mr. A. Grinberg serves as trustee is a limited partner; 84,790 shares owned by trusts for the benefit of Mr. A. Grinberg’s niece and nephew, of which trusts he is a co-trustee with Mr. Mark Fishman; and 100,191 shares owned by the Grinberg Family Foundation. As a limited partner of GPLP, Mr. A. Grinberg may share voting power with GPLP, GGP (GPLP’s general partner), Mr. E. Grinberg and Ms. Phalen over the 3,055,640 shares owned by GPLP. As the trustee of a grantor annuity trust that is a limited partner of GPLPII, Mr. A. Grinberg may share voting power with GPLPII, GGP (GPLPII’s general partner), Mr. E. Grinberg and Ms. Phalen over the 422,943 shares owned by GPLPII. Mr. A. Grinberg has shared voting and investment power with Mr. Fishman over the 84,790 shares owned by the trusts. As one of three directors of the Grinberg Family Foundation (along with Mr. E. Grinberg and Ms. Phalen), Mr. A. Grinberg has shared voting and dispositive power with such other directors over the shares owned by such foundation. Mr. A. Grinberg’s total also includes 11,292 shares of Class A Common Stock and 6,426 shares of Common Stock held by a trust for the benefit of Mr. A. Grinberg of which Mr. A. Grinberg is co-trustee with Mr. E. Grinberg and Sharon Trulock, with whom he shares voting and dispositive power.

(9)
Of the shares of Common Stock reported as beneficially owned by Mr. E. Grinberg: 220,340 are shares which Mr. E. Grinberg has the right to acquire by the exercise of options under the Company’s Stock Plan; 6,425 are shares of Common Stock held by a remainder trust for the benefit of Mr. E. Grinberg (“EG Remainder Trust”), for which trust Mr. E. Grinberg is co-trustee together with Sharon Trulock with whom he shares voting and dispositive power; 12,852 are shares of Common Stock held by remainder trusts for the benefit of Ms. Phalen and Mr. A. Grinberg (“MP/AG Remainder Trusts”), for which trusts Mr. E. Grinberg is co-trustee together with Sharon Trulock and Ms. Phalen or Mr. A. Grinberg, as the case may be, with whom he shares voting and dispositive power; and 20,000 are shares of Common Stock held by the Efraim Grinberg Family Foundation for which Mr. E. Grinberg is one of two directors (the other being Sharon Trulock) with shared voting and dispositive power. Included in Mr. E. Grinberg’s total number of shares of Class A Common Stock are: an aggregate of 563,306 shares held by several trusts for the benefit of Mr. E. Grinberg’s siblings and himself, of which trusts Mr. E. Grinberg is sole trustee; and 231,346 shares held by five testamentary trusts for the benefit of Mr. E. Grinberg’s children and the children of his siblings, of which trusts he is sole trustee. As sole trustee of the foregoing trusts, Mr. E. Grinberg has sole investment and voting power with respect to the Class A Common Stock held in such trusts. In addition, the number of shares of Class A Common Stock reported for Mr. E. Grinberg also includes: an aggregate of 862,940 shares held by several trusts for the benefit of Mr. E. Grinberg’s siblings and himself; 855 shares held by a trust for the benefit of Mr. E. Grinberg’s nephew; and 11,291 shares held by the EG Remainder Trust. Mr. E. Grinberg is co-trustee with Sharon Trulock for each of these trusts and, as co-trustee, Mr. E. Grinberg has shared voting and dispositive power, together with Ms. Trulock, with respect to the Class A Common Stock held in such trusts. The number of shares of Class A Common Stock reported for Mr. E. Grinberg also includes 22,584 shares held by the MP/AG Remainder Trusts. The total number of shares of Class A Common Stock beneficially owned by Mr. E. Grinberg also includes 3,055,640 shares owned by GPLP, 422,943 shares owned by GPLPII, 100,191 shares owned by the Grinberg Family Foundation and 23,000 shares owned by the Efraim Grinberg Family Foundation. As the managing partner of GGP (the general partner of GPLP), Mr. E. Grinberg shares with GGP and GPLP voting and dispositive power with respect to the 3,055,640 shares of Class A Common Stock held directly by GPLP. As the managing partner of GGP (the general partner of GPLPII), Mr. E. Grinberg also shares voting and dispositive power with GGP and GPLPII with respect to the 422,943 shares of Class A Common Stock held directly by GPLPII. Mr. E. Grinberg may also share voting power with respect to the 3,478,583 shares held by GPLP and GPLPII with Ms. Phalen and Mr. A. Grinberg, both of whom are also limited partners of GPLP and trustees of grantor annuity trusts which are limited partners of GPLPII. Mr. E. Grinberg is one of three directors of the Grinberg Family Foundation (along with Ms. Phalen and Mr. A. Grinberg) and shares voting and dispositive power with such other directors over the shares owned by that foundation. As one of two directors of the Efraim Grinberg Family Foundation, Mr. E. Grinberg shares voting and dispositive power with the other director over the shares owned by that foundation. Mr. E. Grinberg disclaims beneficial ownership as to the shares of Class A Common Stock and Common Stock held by GPLP, GPLPII, the trusts of which he is a trustee and the foundations for which he is a director, except, in each case, to the extent of his pecuniary interest therein.

(10)
The total number of shares of Common Stock reported as beneficially owned by Mr. Sussis includes 11,151 shares which he has the right to acquire by the exercise of options under the Company’s Stock Plan.

(11)	Excludes double counting of shares deemed to be beneficially owned by more than one person.

PROPOSAL 1 - ELECTION OF DIRECTORS
Directors hold office until the next annual meeting of shareholders and until the election and qualification of their successors. Under the Company’s by-laws, the Board of Directors can change the number of directors comprising the entire Board of Directors so long as the number is not less than three. The Board of Directors currently consists of seven directors, including four Caucasian males, one Caucasian female and two Hispanic males.
All of the nominees are members of the present Board of Directors. If any nominee for election to the Board of Directors should be unable to accept nomination or election as a director, which is not expected, your proxy may be voted for a substitute or substitutes designated by the Board of Directors or the number of directors constituting the Board of Directors may be reduced in accordance with the Company’s by-laws. Directors will be elected by the holders of a plurality of the voting power present in person or represented by proxy and entitled to vote. Abstentions will not be counted for purposes of the election of directors. The Board of Directors recommends that shareholders vote FOR the election of the nominees listed below.
Name	Age	Director Since	Position
Peter A. Bridgman	69	2014	Director
Efraim Grinberg	63	1988	Chair of the Board of Directors and Chief Executive Officer; Director
Alex Grinberg	58	2011	Senior Vice President Customer Experience; Director
Alan H. Howard	61	1997	Director
Richard Isserman	86	2005	Director
Ann Kirschner	70	2019	Director
Stephen Sadove	69	2018	Director
Except for Efraim Grinberg and Alex Grinberg, who are brothers, there are no family relationships between any of the Company’s directors. There are no arrangements between any director and any other person pursuant to which any of them was elected a director.
Peter A. Bridgman served as Senior Vice President and General Auditor at PepsiCo Inc. before his election to the Board of Directors of the Company in February 2014. From 2000 to 2011, Mr. Bridgman was SVP and Controller at PepsiCo Inc., during which time he led the financial reporting and control functions for the $67 billion global consumer products company, ensuring best practice governance and regulatory compliance around the world. From 1992 to 2000, Mr. Bridgman served as SVP and Controller of Pepsi Bottling Group and from 1985 to 1992, he held positions of increasing responsibility at Pepsi International. Prior to that, Mr. Bridgman spent 12 years at KPMG where he had global client audit responsibilities. Mr. Bridgman served on the board of Alltel Corporation, a $10 billion wireless provider acquired by Verizon in 2009, and Pepsi Bottling Ventures, an $800 million private beverage manufacturer. He received a B.S. in Economics and Accounting from Bristol University in England, and is both a Certified Public Accountant in the United States and a Chartered Accountant in England. Mr. Bridgman’s extensive experience in financial reporting and internal control and his background in public accounting qualify him for service on our Board of Directors and provide the Board of Directors with additional expertise in these areas.
Efraim Grinberg joined the Company in June 1980 and served as the Company’s Vice President of Marketing from February 1985 until July 1986, at which time he was elected to the position of Senior Vice President of Marketing. From June 1990 to October 1995, Mr. E. Grinberg served as the Company’s President and Chief Operating Officer and, from October 1995 until May 2001, served as the Company’s President. In May 2001, Mr. E. Grinberg was elected to the position of President and Chief Executive Officer and, in addition, effective January 31, 2009, he was elected Chair of the Board of Directors. In March 2010 Mr. E. Grinberg resigned as President. He continues to serve as the Company’s Chair of the Board of Directors and Chief Executive Officer. Mr. E. Grinberg’s more than three decades of experience in the watch industry and in a variety of positions at the Company during this period of its growth provides him with extensive knowledge of the Company’s brands, markets, competitors, customers and other aspects of its business and the industry as a whole and qualifies him for service on the Board of Directors. Mr. E. Grinberg also serves on the Board of Directors of Lincoln Center for the Performing Arts, Inc.

Alex Grinberg joined the Company in December 1994 as a territory manager for the Movado brand and was promoted to Vice President of International Sales for the Concord brand in June 1996. From February 1999 through October 2001 he was stationed in the Far East, developing Movado Group brands in Hong Kong and Japan. Beginning in November 2001 he held a number of positions of increasing responsibility within the Concord brand in the United States until November 2010, when he was appointed Senior Vice President of Customer/Consumer Centric Initiatives . In 2020, Mr. Grinberg was appointed Senior Vice President of Customer Experience with responsibility for developing and implementing strategies to improve customer experience and recommending best practices to ensure that Company decisions align with our customers’ needs. Mr. A. Grinberg’s many years with the Company, during which time he has held a number of positions in sales and brand management, and his international experience, make him well qualified for service on the Board of Directors.
Alan Howard is the Managing Partner of Heathcote Advisors LLC, which he formed in March 2008 and which provides financial advisory services as well as makes principal investments. Since April 2018, Mr. Howard has served on the board of directors of the BNY Mellon Family of Funds (formerly The Dreyfus Family of Funds), a number of equity, fixed income and money market funds managed by investment advisor BNY Mellon Investments, and was appointed their Audit Committee Chair in 2020. From March 2020 through April 2021, Mr. Howard also served on the Board of Directors of Diamond Offshore Drilling (NYSE:DO), a global provider of contract drilling services to the energy industry, where he also served as Lead Director and Chair of the Audit Committee as well as a member of the Executive and Finance Committees. From 2012 through 2019, Mr. Howard was a member of the Board of Directors of Dynatech/MPX Holdings LLC, a global supplier and service provider of U.S. military aircraft parts, and held executive positions with that company and its subsidiaries. From 2008 through 2010 he was Managing Partner of advisory firm S3 Strategic Advisors LLC. From June 2006 through July 2007, Mr. Howard was a Managing Director of Greenbriar Equity Group LLC, a private equity firm. Prior to June 2006, Mr. Howard was a Managing Director of Credit Suisse First Boston LLC (“CSFB”), an international financial services firm which he joined in 1985. Mr. Howard’s broad experience in corporate governance, organizational management and investment banking make him well qualified for service on the Board of Directors.
Richard Isserman had a distinguished career of nearly 40 years with KPMG LLP and, for 26 years, served as Audit Partner in KPMG’s New York office. He also led KPMG’s real estate audit practice in New York and was a member of the firm’s SEC Reviewing Partner’s Committee. Mr. Isserman retired from KPMG in June 1995. He is a licensed New York State CPA. Based on his years of demonstrated leadership in the field of public accounting, Mr. Isserman provides our Board of Directors with in-depth knowledge and experience in financial, accounting and risk management issues.
Ann Kirschner is an educator, consultant, and writer. Since 2006 she has been associated with The City University of New York, where she is University Professor, having previously served as Dean of Macaulay Honors College, and Strategic Advisor to the Chancellor. Ms. Kirschner is also President and Founder of Comma Communications, which provides advisory services for institutions and organizations focused on innovation in media, technology and education. A pioneer in digital technology and media and a veteran of four start-ups in cable, satellite, and online, she was the first digital strategist for the National Football League, where she launched NFL.COM and NFL SUNDAY TICKET. Ms. Kirschner serves on the boards of Strategic Cyber Ventures, Cricket Media, and Noodle Partners. She is Vice Chair of Arizona State University’s EdPlus; a trustee of Princeton University, the Paul and Daisy Soros Foundation, Footsteps and nycFIRST; co-chair of the Princeton University Graduate School Leadership Council; and a member of the advisory board of WorldQuant University. Ms. Kirschner’s extensive experience in education and digital technology adds an important perspective to the Board as the Company continues to invest in online marketing and technology and makes her well qualified for service on the Board of Directors.
Stephen Sadove has served as a founding partner of JW Levin Management Partners LLC, a private management and investment firm, since 2015. Mr. Sadove has also served since 2014 as principal of Stephen Sadove and Associates, which provides consulting services to retail and non-retail clients. From 2007 until 2013, Mr. Sadove served as Chair and Chief Executive Officer of Saks Incorporated, having previously served Saks in the roles of Vice Chair, Chief Operating Officer and Chief Executive Officer. Prior to his tenure with Saks, Mr. Sadove served Bristol-Myers Squibb Company (NYSE: BMY) from 1991 until 2001, most recently as Senior Vice President of Bristol-Myers Squibb and President, Worldwide Beauty Care. Mr. Sadove currently serves on the board of directors of Colgate-Palmolive Company (NYSE: CL), where he serves as the Lead Director; Aramark (NYSE: ARMK), where he serves as Chair of the Board; and Park Hotels and Resorts Inc. (NYSE: PK). Mr. Sadove served on the board of directors of J.C. Penney Company, Inc. (NYSE: JCP) until May 2016 and Ruby Tuesday, Inc. (NYSE: RT) until December 2017. He currently serves as the Chair of the board of trustees of Hamilton College. Mr. Sadove’s operations and leadership expertise, extensive marketing experience at retail and consumer-products companies, and significant public company directorship experience make him well qualified to serve on the Board of Directors.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Board of Directors Leadership Structure
Prior to January 31, 2009, the positions of Chair of the Board of Directors and Chief Executive Officer were held by two individuals. Following the retirement and passing of the Company’s former Chair, Mr. Gedalio Grinberg, the Board of Directors appointed Mr. Efraim Grinberg, who at that time was the Chief Executive Officer and a sitting member of the Board of Directors, to also serve as Chair. In making the decision to combine the positions of the Chair and Chief Executive Officer, the Board of Directors took into consideration Mr. E. Grinberg’s almost 30 years of management, financial and administrative leadership at the Company and his extensive knowledge of, and experience with, other aspects of the Company’s business.
In May 2011, upon the recommendation of the Nominating/Corporate Governance Committee, the Board of Directors established the position of “lead director” to help coordinate the activities of the other independent directors and to perform such other duties and responsibilities as the Board of Directors may determine from time to time. Mr. Howard was appointed by the Board of Directors as lead director at that time and currently continues to serve in that capacity, in addition to chairing the Compensation Committee. The primary duties of the lead director include providing advice on agendas for, and the scheduling of, Board of Directors meetings, advising the Chair as to the quality, quantity and timeliness of the information submitted by the Company’s management to the Board of Directors, serving as the principal liaison for consultation and communication between the independent directors of the Board of Directors and the Chair, without inhibiting direct communication between the Chair and the other directors, and presiding at meetings of the Board of Directors in the absence of, or upon the request of, the Chair and presiding at all meetings of the independent directors.
The composition of the Board of Directors, the tenure of the directors with the Company, the overall experience of the directors and the experience that the directors have had with the Chair, the lead director and the executive management group permit and encourage each member to take an active role in all discussions, and each member does actively participate in all substantive discussions. We believe that our current Board of Directors leadership structure is serving the Company well at this time.
Board of Directors Meetings and Committees
In fiscal 2021, the Board of Directors held sixteen meetings. All directors attended at least 75% of the meetings of the Board of Directors and of the committees on which they served.
The Board of Directors has three committees:
•	Audit;
•	Compensation; and
•	Nominating/Corporate Governance.
The members of the committees and their chairs are appointed by the Board of Directors annually. Each committee is comprised entirely of independent directors in accordance with NYSE listing standards. Each committee operates under a written charter which is available at the Company’s website at www.movadogroup.com by clicking on “Investors”, “Corporate Governance,” and then the name of the respective committee. Committee charters are also available in print upon the written request of any shareholder. The current committee membership is as follows:
Audit Committee	Compensation Committee	Nominating/Corporate Governance Committee
Peter A. Bridgman *	Alan H. Howard *	Ann Kirschner*
Alan H. Howard	Ann Kirschner	Peter A. Bridgman
Richard Isserman	Stephen Sadove	Stephen Sadove
Stephen Sadove
*	Committee Chair

Audit Committee
The Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert” as defined under the rules adopted by the SEC and, therefore, has accounting or related financial expertise in accordance with the NYSE listing standards. The Audit Committee held four meetings in fiscal 2021.
The principal functions of the Audit Committee are to (i) appoint, approve the compensation of, terminate and oversee the work of the Company’s independent auditors; (ii) approve in advance all audit and permissible non-audit services provided to the Company by independent auditors; (iii) review, in consultation with the Company’s independent auditors, management and the Company’s internal auditors, the Company’s financial reporting process, including its internal controls; (iv) review, with management and the Company’s independent auditors, the Company’s annual and quarterly financial statements before the same are publicly filed; and (v) report regularly to the Board of Directors with respect to any issues that arise concerning, among other things, the quality or integrity of the Company’s financial statements, the performance of the internal audit function, the Company’s compliance with legal requirements and the performance and independence of the Company’s independent auditors.
Compensation Committee
The Compensation Committee held seven meetings in fiscal 2021. The principal functions of the Compensation Committee are to (i) review and approve corporate goals and objectives relevant to the CEO’s compensation, evaluate the CEO’s performance in light of those goals and objectives and set the CEO’s compensation level based on that evaluation; (ii) review and approve compensation levels for non-CEO executive officers and key employees of the Company; (iii) review significant employee benefit programs; and (iv) establish and administer executive compensation programs, including bonus plans, stock option and other equity-based programs, deferred compensation plans and any other cash or stock incentive programs.
For additional information concerning the operation of the Compensation Committee, including the role of outside compensation consultants and management in the process of determining the amount and form of executive compensation, see “Compensation Discussion and Analysis” below.
Compensation Committee Interlocks and Insider Participation
The Company’s Compensation Committee was at all times during fiscal year 2021 comprised entirely of independent directors who at no time were executive officers or employees of the Company. No executive officer of the Company has ever served as a member of the Board of Directors or compensation committee of any company whose executive officers include a member of the Board of Directors or the Compensation Committee.
Nominating/Corporate Governance Committee
The Nominating/Corporate Governance Committee held one meeting in fiscal 2021. The principal functions of the Nominating/Corporate Governance Committee are to (i) identify individuals qualified to become directors, consistent with criteria approved by the Board of Directors, and recommend director candidates to the Board of Directors; (ii) develop and recommend corporate governance principles to the Board of Directors; (iii) oversee the adoption of a code of ethics for directors, officers and employees of the Company and assure that procedures are in place for disclosure of any waivers of that code for directors or executive officers; and (iv) facilitate an annual assessment of the performance of the Board of Directors and each of its committees.
The Board of Directors and individual committee self-assessments typically occur each May or June. The annual Board of Directors self-assessment is organized by the Chair of the Nominating/Corporate Governance Committee who generally circulates a list of proposed key discussion topics as well as current and relevant governance issues in advance of the meeting to each member of the Board of Directors for review, consideration and input. Topics are centered on Board of Directors practices and performance and are intended to and do engender analysis and robust discussion. Management members of the Board of Directors attend and participate in the first part of the self-assessment meeting together with the non-employee directors, after which the non-employee directors meet alone. At the first regularly scheduled Board of Directors meeting following the self-assessment meetings, the Nominating/Corporate Governance Committee Chair reports to the full Board of Directors on the results of the Board of Directors self-assessment. Based on those results and any recommendations coming out of the self-assessment, the Board of Directors may implement changes, as appropriate, to its corporate governance guidelines or other processes.

Identifying and Evaluating Candidates for the Board of Directors
In considering possible candidates to serve on the Board of Directors, the Nominating/Corporate Governance Committee will take into account all appropriate qualifications, qualities and skills in the context of the current make-up of the Board of Directors and will consider the entirety of each candidate’s credentials. In addition, the Nominating/Corporate Governance Committee will evaluate each nominee according to the following criteria: personal character, accomplishments, integrity, and reputation in the business community; knowledge of the industry in which the Company does business; sound business judgment; leadership ability and capacity for strategic thinking; experience working constructively with others; sufficient time to devote to Board of Directors matters; diversity of viewpoints and backgrounds; and the absence of any conflict of interest that might interfere with performance as a director. While the Nominating/Corporate Governance Committee has no other policy with respect to the consideration of diversity in identifying nominees, it seeks directors who represent a diverse mix of backgrounds and experiences that will enhance the quality of the Board of Directors’ deliberations and decisions.
Shareholders may recommend director candidates for consideration by the Nominating/Corporate Governance Committee. To have a candidate considered by the Nominating/Corporate Governance Committee, a shareholder must submit the recommendation in writing and must include the following information:
•	The name and address of the shareholder and evidence of the shareholder’s ownership of Company stock, including the number and class of shares owned and the length of time of ownership;
•	A description of all arrangements or understandings between the shareholder and each candidate pursuant to which the nomination is being made;
•
The name of the candidate, the candidate’s résumé or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if nominated by the Board of Directors; and

•
Such other information regarding each proposed candidate as would be required to be included in a proxy statement under the rules of the SEC if such candidate had been nominated by the Board of Directors.

Each such recommendation must be sent to the Secretary of the Company at Movado Group, Inc., 650 From Road, Ste. 375, Paramus, New Jersey 07652-3556 and must be received within the time indicted above under “When are shareholder proposals due for consideration at next year’s annual meeting?” The Nominating/Corporate Governance Committee will evaluate shareholder recommended director candidates in the same manner as it evaluates director candidates identified by other means.
Corporate Governance Guidelines
The Company has adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees, including the Company’s Chief Executive Officer, Chief Financial Officer and principal accounting and financial officers.
The Company’s Corporate Governance Guidelines and its Code of Business Conduct and Ethics are available on the Company’s website at www.movadogroup.com by clicking on “Investors” and then “Corporate Governance.” The Corporate Governance Guidelines and the Code of Business Conduct and Ethics are also available in print, without charge, upon the written request of any shareholder.

Director Independence
The listing standards of the NYSE require that a majority of the Board of Directors be independent. No director qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board of Directors broadly considers all relevant facts and circumstances relative to independence and considers the issue not merely from the standpoint of the director, but also from the viewpoint of persons or organizations with which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships (among others). In accordance with the NYSE listing standards, the Board of Directors has adopted the following standards regarding director independence:
•
A director who is a current employee, or whose immediate family member is a current executive officer, of a company that makes payments to, or receives payments from, the Company for goods or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues, will not be considered an independent director; and

•
A director who serves, or whose immediate family member serves, as an executive, officer, director, trustee or employee of a charitable organization that receives discretionary charitable contributions from the Company in an amount less than the greater of $1,000,000 and 2% of that organization’s consolidated gross revenues, will not be disqualified from being considered independent based solely on that relationship.

The Board of Directors has determined that all of the members of the Board of Directors, with the exception of Alex Grinberg and Efraim Grinberg, representing a majority of the entire Board of Directors, are independent under the NYSE listing standards and satisfy the Company’s standards set forth above.
In addition, in accordance with the NYSE listing standards, the Board of Directors has determined that the Compensation Committee and Nominating/Corporate Governance Committee are composed entirely of independent directors. The Board of Directors has also determined that each member of the Audit Committee is independent under the applicable rules of the SEC and under the NYSE listing standards.
Executive Sessions of Non-Management Directors
The non-management directors hold regular executive sessions without management at least once each quarter. The lead director is designated to chair these executive sessions under the Company’s Corporate Governance Guidelines.
Board of Directors Role in Risk Oversight
While management is responsible for managing the various risks that may arise in the course of the Company’s business, the Board of Directors has a role in the oversight of the risk management process. The Board of Directors and, as appropriate, its committees, regularly meet to receive and discuss operating and financial reports presented by the Chair of the Board of Directors and Chief Executive Officer, the Chief Financial Officer, the General Counsel, the Senior Vice President of Human Resources, the Chief Technology Officer, the Vice President of Internal Audit and Business Controls and numerous other officers and employees of the Company as well as experts and other advisors. In addition, each year management presents a budget and business plan for the following fiscal year which is reviewed by and discussed with the Board of Directors. Management also regularly discusses with the Board of Directors strategic initiatives and the associated risks. The Board of Directors also reviews specific risk areas on a regular basis. These include insured risks, disaster recovery (including recovery from the impact of the current COVID-19 pandemic), management authority and internal controls, litigation risks, risks associated with the Company’s information systems and data privacy, foreign currency risks, risks associated with the Company’s customer mix, supply chain and credit risks, inventory risks and other operational and financial risks. In particular, at least once each quarter the Board receives and discusses a cyber-security risk presentation and a data privacy presentation. These presentations include an update on the Company’s ongoing initiatives to raise employee awareness of information security risks. The Audit Committee has particular oversight responsibility with respect to the preparation and audit of the Company’s financial statements and internal audit issues and is specifically charged in its charter to, and does, discuss with management and the independent auditor the Company’s policies with respect to risk assessment and risk management. The Audit Committee concerns itself most specifically with the integrity of the financial reporting process, but also with personnel, asset and information security risk. All committee meetings are open to the non-employee directors and many regularly attend.
Compensation Risk Assessment and Hedging Transactions
We believe that the performance goals and incentive plan structures generally established under the Company’s executive, annual and long-term incentive programs would not contribute to excessive risk by our senior executives or employees. The approved goals under our incentive programs are consistent with our financial operating plans and strategies, and these programs are discussed and reviewed by the Compensation Committee. The Company’s compensation systems are balanced, rewarding both short-term and long-term performance, and its performance goals are team oriented rather than individually focused, and include measurable factors and objective criteria. The Compensation Committee is actively engaged in setting compensation systems, monitoring those systems during the year and using discretion in making rewards, as necessary. In March 2021, the Compensation Committee recommended, and the Board approved, a “clawback” policy pursuant to which the Board has the authority to recoup excess incentive compensation received by an executive officer whose gross negligence or willful misconduct results in the need for the Company to restate its financial statements. The amount to be recouped would be the incentive compensation received by the executive officer during the three fiscal years immediately preceding the date on which the need for a restatement arises over the amount he or she would have received based on the restated results. The Company has not adopted any practices or policies regarding the ability of employees and directors to engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities.
As a result of the procedures and practices described above, the Committee believes that the Company’s compensation policies and practices for its employees do not encourage risk taking that is reasonably likely to have a material adverse effect on the Company.
Corporate Social Responsibility
Throughout its history, the Company’s environmental, social, and governance (“ESG”) activities have been grounded on its commitment to behave ethically, to manage responsibly, and to improve the quality of life of those within its influence. The Company’s core values of trust, respect, passion, and teamwork underlie its ESG efforts. In 2019 the Company launched a global Corporate Responsibility task force, joining together a diverse team with members spanning various functions, regions, brands, backgrounds, and seniority levels. As a group, the task force reviewed the Company’s existing ESG programs, conducted a materiality assessment, and established benchmarks. The project is overseen by a steering committee comprising the CEO, the CFO/COO, the Senior Vice President of Human Resources and the General Counsel.
In May 2021, the Company issued its inaugural Corporate Responsibility Report, which includes information collected by its Corporate Responsibility task force about the Company’s historical approach to ESG and highlights some of the actions taken in fiscal years 2020 and 2021.
As part of the Company’s ESG efforts, the CEO has joined over 650 other chief executives across the world committed to specific actions around diversity and inclusion, including having “uncomfortable conversations” that drive change. Through this commitment, the Company’s Board members, senior executives and employees have participated in various trainings and dialogues on unconscious bias, and the Company’s Inclusion Committee has sponsored other Company-wide programs. The Company has also joined an industry action group to further diversity efforts, signed the Open to All pledge, and committed to making Movado Company Stores safe and inclusive places to shop for all of the Company’s consumers. In 2020, the Company co-authored a road map titled “Unlocking Gender Parity in Fashion” to address challenges and identify potential solutions for gender and racial parity in the fashion and luxury goods industry. The Company has also continued to support diverse artists and organizations. In addition, in November 2020, the Board of Directors approved and adopted ESG policies to guide the Company’s actions. To learn more about these policies and to read the Company’s Corporate Responsibility Report, please visit www.movadogroup.com/corporate-responsibility. Such materials are not to be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

Communications with the Board of Directors
Shareholders and other interested parties desiring to communicate directly with the full Board of Directors, the Audit Committee of the Board of Directors, the non-management directors as a group or with any individual director or directors may do so by sending such communication in writing addressed to the attention of the intended recipient(s), c/o Secretary and General Counsel, Movado Group, Inc., 650 From Road, Ste. 375, Paramus, NJ 07652-3556. Interested parties may communicate anonymously and/or confidentially if they desire. All communications received that relate to accounting, internal accounting controls or auditing matters will be referred to the Chair of the Audit Committee unless the communication is otherwise addressed. All other communications received will be forwarded to the appropriate director or directors.
Director Attendance at Annual Meeting
The Company encourages all of the directors to attend each annual meeting of shareholders. To the extent reasonably practicable, the Company regularly schedules a meeting of the Board of Directors on the same day as the Annual Meeting of Shareholders. All of the members of the Board of Directors attended the 2020 Annual Meeting of Shareholders.

EXECUTIVE OFFICERS
For detailed information concerning Efraim Grinberg, see the listing for Mr. E. Grinberg under the heading “PROPOSAL 1 - ELECTION OF DIRECTORS” above. The names of the other current executive officers of the Company (and their respective ages as of the date of this proxy statement) are set forth below, together with the positions held by each during the past five or more years.
Name	Age	Position
Vivian D’Elia	69	Senior Vice President, Human Resources
Sallie A. DeMarsilis	56	Executive Vice President, Chief Operating Officer and Chief Financial Officer
Behzad Soltani	49	Executive Vice President, Commercial President and Chief Technology Officer
Mitchell C. Sussis	56	Senior Vice President, General Counsel and Secretary
Ms. D’Elia joined the Company in October 1994 as Vice President of Human Resources and was promoted to Senior Vice President of Human Resources in July 1997. Prior to joining the Company, she was the Director of Human Resources at Brother International, a provider of home, home office and business products. Prior to that, Ms. D’Elia spent ten years at Polychrome, a division of Sun Chemical, where she was Vice President, Human Resources.
Ms. DeMarsilis joined the Company in January 2008 as a Senior Vice President of Finance and was appointed Chief Financial Officer effective March 31, 2008. Ms. DeMarsilis was promoted to Executive Vice President, Chief Operating Officer and Chief Financial Officer in June 2020. From December 2004 through December 2007, she served as Senior Vice President of Finance with The Warnaco Group, Inc., a global wholesaler and retailer of apparel. Prior to that, Ms. DeMarsilis held several senior financial positions with Ann Inc. (formerly known as Ann Taylor Stores Corporation), a specialty retailer in the United States of women’s apparel, shoes and accessories, from November 1994 through December 2004, including Controller and Senior Vice President of Finance. Both The Warnaco Group, Inc. and Ann Inc. were publicly traded companies during Ms. DeMarsilis’ tenure. Ms. DeMarsilis is a Certified Public Accountant and worked in public accounting with Deloitte & Touche LLP for eight years before joining Ann Inc.
Mr. Soltani joined the Company in March 2018 as Chief Digital Officer and was promoted to Executive Vice President, Commercial President and Chief Technology Officer in June 2020. Prior to joining the Company, Mr. Soltani served as Vice President and General Manager of B2B at Boxed, where he was responsible for setting strategic vision and operational execution of critical business functions. Prior thereto, he served as Vice President and General Manager at Keurig, where he was responsible for the Company’s ecommerce business. Prior to Keurig, Mr. Soltani held senior roles at leading companies including Staples and FedEx Office.
Mr. Sussis joined the Company in November 2015 as Senior Vice President, General Counsel and Secretary. Immediately prior to joining the Company, Mr. Sussis served as Vice President and Deputy General Counsel of Time Inc., an international media company, since January 2014. Prior thereto, he served as Senior Vice President and Deputy General Counsel of Level 3 Communications, Inc., a global telecommunications services provider, since October 2011, and as Senior Vice President, Deputy General Counsel and Secretary of Global Crossing Limited from 1999 until its acquisition by Level 3 Communications in 2011. Earlier in his career, Mr. Sussis held senior legal positions at The Dun & Bradstreet Corporation and Automatic Data Processing, Inc., after having started in legal practice in 1989 at the international law firm of Simpson Thacher & Bartlett LLP.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Role of the Compensation Committee
The Compensation Committee of the Board of Directors (for purposes of this compensation discussion and analysis, the “Committee”) is responsible for reviewing and approving annually corporate goals with respect to the compensation of the Company’s Chief Executive Officer (“CEO”), evaluating the performance of the CEO against those goals and determining the CEO’s compensation based on that evaluation. In addition, the Committee also reviews and approves the structure and levels of compensation for the Company’s other executive officers and senior management; reviews and approves significant compensation programs generally, including performance goals under annual and long-term incentive plans; and reviews and administers the Company’s 1996 Stock Incentive Plan, as amended and restated as of April 4, 2013 (the “Stock Plan”). Throughout this proxy statement, the individuals who served as the Company’s CEO or Chief Financial Officer (“CFO”) during fiscal 2021, as well as the other individuals included in the SUMMARY COMPENSATION TABLE below, are referred to as the “named executive officers”.
The Committee considers feedback from our shareholders regarding the Company’s executive compensation programs, including the results of our shareholders’ advisory vote on executive compensation. At the 2020 annual meeting, approximately 97% of the votes represented and 99% of the votes cast approved our executive compensation program.
In accordance with the preference indicated by more than 96% of the votes cast at our 2017 annual meeting regarding the frequency of future advisory votes on executive compensation, the Board of Directors decided that such future advisory votes would be submitted to shareholders every year. Shareholders are invited to express their views to the Board of Directors regarding executive compensation as well as other matters as described in this proxy statement under the heading “Communications with the Board of Directors”.
Compensation Objectives
The fundamental purpose served by every compensation recommendation made by the Company and approved by the Committee is to appropriately reward, motivate, retain and attract a group of highly qualified individuals who contribute to the Company’s continued success, with the ultimate objective of enhancing shareholder value. The three most significant elements of compensation used by the Company in developing specific compensation packages offered to its executives and management level employees generally are: (1) base salary, (2) annual incentive cash bonuses and (3) long-term equity compensation. Of these, annual incentive cash bonuses and equity compensation vary with performance, are closely linked to the creation of long-term shareholder value and, as such, most closely align executives’ interests with those of the Company’s shareholders. The Company and the Committee believe that the most effective executive compensation programs are those designed to reward the achievement of specific strategic and financial goals set by the Company and those that are closely linked to the creation of long-term shareholder value; therefore, a significant portion of the total compensation that may be earned by the named executive officers is determined by these performance-based elements.
Setting Executive Compensation
With the foregoing objectives in mind, the Company determines overall compensation levels for the named executive officers and senior management based on particular facts and circumstances, including, for example, the experience level and performance of the individual executive and market factors.
The Committee periodically consults with or engages the services of independent executive compensation and benefits firms, primarily Frederic W. Cook & Co., Inc. (“FW Cook”), to advise on the structure of the Company’s compensation programs and to assist it in assessing the competitiveness of the Company’s executive and non-employee director compensation levels. Although the Committee did not receive a formal report on executive compensation from FW Cook during fiscal 2021, the Committee Chair consulted with FW Cook on various compensation matters during the year.
The Committee does not rely solely, or even primarily, on available compensation data from any single group of companies because the Committee believes that the Company competes for top executive talent with many other larger companies in addition to companies that may be considered to be the Company’s peer group. Therefore, the Committee considers prevailing compensation trends and practices in other industries and other companies but does not engage in any formal benchmarking with respect to these other industries or companies.
Consistent with the Company’s compensation philosophy, a significant percentage of total compensation, particularly in the case of the named executive officers, is allocated to performance-based incentive compensation. The Committee reviews information made available to it periodically from outside compensation consultants and annually from the Company’s Senior Vice President of Human Resources to determine the appropriate level and mix of incentive compensation as among cash and non-cash or short-term and long-term incentive compensation. In setting the compensation for the CEO and the other named executive officers for fiscal 2021, the Committee considered the financial performance of the Company in fiscal 2020, the Company’s projected financial performance in fiscal 2021, the Company’s historical base pay, bonus and equity grant data from the previous three fiscal years and information relating to compensation survey data provided by the Company’s Senior Vice President of Human Resources.
The Committee makes all compensation decisions affecting the compensation awarded to the CEO. With respect to the compensation of the other named executive officers and other senior executives, the Committee considers the recommendations of the CEO and the Senior Vice President of Human Resources, including recommendations regarding salary adjustments and annual award amounts. Subject to any applicable plan limitations, the Committee may exercise its discretion in modifying any recommended adjustments or awards to executives. The Committee also reviews total compensation earned by and awarded to the named executive officers for the prior three years.
Fiscal 2021 Executive Compensation Components
For the fiscal year ended January 31, 2021, the principal components of compensation for the named executive officers were:
•	base salary;
•	performance-based annual incentive compensation;
•	equity incentive compensation;
•	retirement and other post-employment benefits; and
•	perquisites and other personal benefits.
Base Salary
The Company provides named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. Base salaries for named executive officers are determined by the Committee for each individual in light of the Committee’s assessment of the responsibilities relative to the position under consideration, as well as each individual’s background, training and experience, and by reference to the competitive marketplace for comparable talent. Annual increases in base salary levels, if warranted, are reviewed with reference to the individual’s performance, the performance of the Company as a whole and the prevailing rate of increase in base salary levels generally in the competitive marketplace with respect to similar executive positions. During its review of base salaries for executives, the Committee primarily considers:
•	market data with respect to average merit and cost of living increases for similar positions;
•	internal review of the executive’s compensation, both individually and relative to other executive officers; and
•	individual performance of the executive.
When setting salaries for fiscal 2021, the Committee also took into consideration the anticipated impact of COVID-19, which was declared a pandemic by the World Health Organization shortly before the Committee met to determine executive salaries in March 2020. Based on the foregoing factors, the base salaries of the executive officers were left unchanged from fiscal 2020 levels, except that Mr. Soltani’s base salary was increased from $412,000 to $500,000 in connection with his June 2020 promotion from Chief Digital Officer to Executive Vice President, Commercial President and Chief Technology Officer. The salary amounts reported in the Summary

Compensation Table below reflect salary reductions implemented during the spring surge in the COVID-19 pandemic. In connection with these salary reductions, which applied for a three-month period and resulted in reductions of at least 15% of salary for all salaried employees during such period, the CEO volunteered to forego 100% of his salary, Ms. DeMarsilis accepted a salary reduction of 50% and the other named executive officers accepted salary reductions of 25%.
Performance-Based Annual Incentive Compensation
The Company’s annual performance-based incentive compensation program is governed by the Annual Incentive Compensation Plan, in which all bonus-eligible employees (including the named executive officers) participate. This plan is designed to tie a significant portion of participants’ annual cash compensation to the Company’s annual financial performance.
For fiscal 2021, the Committee set the target annual incentive payments (based on 100% bonus pool funding of the Annual Incentive Compensation Plan discussed below) for the CEO at 150% of his base salary; for Ms. DeMarsilis at 60% of her base salary; for Mr. Soltani at 50% of his base salary; for Mr. Sussis at 40% of his base salary; and for Ms. D’Elia at 40% of her base salary. The Committee determines the target bonus for each named executive officer by exercising its subjective judgment of what an appropriate percentage is, informed by a consideration of the target bonus that was in effect for such officer for each of the three previous years and such person’s total compensation compared to target bonus levels and total compensation payable to other executive officers in other positions within the Company and, more generally, relative to similar executive positions in the broad competitive marketplace. Please see the GRANTS OF PLAN-BASED AWARDS TABLE for the specific target annual incentive award established for each named executive officer in respect of fiscal 2021.
The Committee assesses the Company’s overall financial performance and each named executive officer’s individual performance in exercising its discretion to determine the cash incentive actually paid to each of them. To assess corporate performance for the fiscal year, the Committee considers as a threshold matter whether the Company met the criterion for funding the bonus pool under the Annual Incentive Compensation Plan. For fiscal 2021, consistent with its typical practice, the Committee met in early February 2020 for a preliminary planning discussion regarding the compensation actions that the Committee would be taking later in the quarter. At that time, the Committee anticipated that the target for 100% bonus pool funding would be operating profit of $60 million, adjusted for restructuring charges and other unusual items, based on a Board-approved budget. However, by the time the bonus program was established in late March, COVID-19 had been declared a pandemic and the Committee recognized that its impact on operating profit could not be quantified and that a revised budget could therefore not be established. The Committee also acknowledged at that time that the operating profit target was likely unattainable and that any bonus for fiscal 2021 would be at the discretion of the Committee taking into account operating performance in light of the unprecedented economic environment.
In addition to financial performance, the Committee also considers individual performance in determining the amount of each named executive officer’s bonus payment under the Annual Incentive Compensation Plan. There is no specific relative weight given by the Committee to the financial performance of the Company as compared to the individual performance of any executive officer. The Committee retains the sole discretion to determine the amount of each named executive officer’s annual incentive payment regardless of the extent to which any of the performance criteria (individual or corporate) are met. However, in exercising its discretion the Committee does, in practice, take into account these criteria, including individual performance. In considering individual performance, the Committee is briefed by, and relies on a general summary assessment and recommendation provided by, the Company’s CEO and/or Senior Vice President of Human Resources relative to the performance of the named executive officers (other than the CEO). That summary assessment and recommendation is based on and generally reflects the individual assessment provided by each named executive officer’s immediate supervisor which itself would typically address the individual performance goals of such named executive officer as well as his or her overall performance. Therefore, when the Committee considers individual named executive officer performance in this way, including consideration of whether individual goals have been met, the Committee does so indirectly as it is not apprised of any named executive officer’s specific personal goals nor does it (with the exception of the CEO) independently consider, or assess individual named executive officer performance relative to, those goals.
When it considers the individual performance of the CEO in exercising its discretion to approve any annual incentive payment to be made to him, the Committee refers to the CEO’s individual performance goals but does not base its assessment of his performance solely or even primarily on those goals since it may, consistent with the plan, approve award payments regardless of whether other performance criteria have been met. The goals set for the CEO for fiscal 2021 included non-quantitative objectives that were not specifically considered by the Committee as part of its determination of his cash incentive payment under the Annual Incentive Compensation Plan. However, the Committee does evaluate the CEO’s individual performance against those other objectives for the year subsequent to and separate from the deliberative process conducted under the Annual Incentive Compensation Plan.
In fiscal 2021, the Company did not reach the $60 million operating profit target established under the Annual Incentive Compensation Plan. Instead, the Company achieved $30.7 million of operating profit after adjusting for restructuring charges and other unusual items in a manner consistent with the plan. In analyzing the results achieved, the Committee took into account the decisive actions taken by management in response to the COVID-19 pandemic and the significant financial and strategic achievements realized during the year despite the pandemic. These actions and achievements included the following:
•	Enhancing the Company’s e-commerce platforms and significantly grew e-commerce revenues;
•
Driving a reduction in adjusted operating expenses of approximately $84.5 million through the elimination of unnecessary marketing and other discretionary expenses and the implementation of workforce reductions, furloughs and temporary compensation reductions;

•	Improving adjusted operating income from a loss of $18.2 million in the first half of the fiscal year to positive $48.9 million in the second half;
•	Preserving liquidity and ending the year with a $69 million increase in net cash; and
•	Positioning the Company for future growth by improving its digital capabilities, expanding its jewelry offerings and executing a license agreement for an important new brand.
In light of these factors, the Committee exercised its discretion to award each named executive officer the respective annual incentive payment set forth under the “Bonus” column in the SUMMARY COMPENSATION TABLE below.
Equity Incentive Compensation
Stock ownership is a key element of the Company’s compensation program for the named executive officers and senior management generally, as well as mid-level managers throughout the Company. Under the Stock Plan, the Committee may grant participants shares of the Company’s Common Stock, restricted stock, share units, stock options, stock appreciation rights, performance units and/or performance bonuses. In granting these awards, the Committee may establish any conditions or restrictions it deems appropriate.
All grants made by the Committee under the Stock Plan since its inception have been in the form of stock options, time-vesting restricted stock unit awards (pursuant to which unrestricted shares of Common Stock are issued to the grantee when the award vests) or performance-based awards (under which vesting occurs only if one or more predetermined financial goals are achieved within the relevant performance period). The Committee believes that all of these equity awards are useful retention tools to the extent that vesting only occurs after a period of several years and are also an effective means of encouraging award recipients to focus on enhancing shareholder value over the long term by directly aligning the recipient’s financial interests with the interests of the Company’s shareholders. The Committee typically makes annual grants under the Stock Plan effective within 30 days after the release of the Company’s fourth quarter and year-end earnings results.
Since the beginning of fiscal 2011, the Committee had also been including an equity component as part of the Annual Incentive Compensation Plan. Specifically, 25% of each participant’s bonus opportunity under the Annual Incentive Compensation Plan was generally payable in restricted Common Stock units. However, after taking into consideration the Company’s strong cash position, the significant portion of the executive officers’ total compensation already tied to long-term equity incentive compensation, and other factors associated with including an equity component as part of an annual bonus plan, the Committee decided to discontinue the equity component of the Annual Incentive Compensation Plan in respect of fiscal 2021 and future years.
Considering the Company’s history of using various types of equity grants under the Stock Plan as well as the difficulty of projecting financial performance given the ongoing COVID-19 pandemic, for fiscal 2021 the

Committee decided to grant the named executive officers and other senior level executives a mix of time-based restricted stock unit awards (“RSUs”) and stock options which, in each case, cliff-vest three years from the grant date. The Committee also decided to delay the date of the annual equity grant from its typical April timeframe in light of the difficult decisions being implemented at that time in response to the spring surge in the COVID-19 pandemic, including furloughs and layoffs affecting a significant portion of the Company’s worldwide workforce.
In December 2020, the Committee granted fiscal 2021 equity awards to the named executive officers and other key employees taking into account the considerations described above. In light of the continued uncertainty due to the COVID-19 pandemic, the award values were reduced relative to the Committee’s usual practice of granting equity awards with a grant date value equal to the executive officer’s target bonus opportunity. Specifically, the CEO’s fiscal 2021 equity grant was valued at approximately 66% of his target bonus and each other named executive officer’s equity grant was valued at approximately 75% of his or her target bonus. Such equity awards are reported below in the SUMMARY COMPENSATION TABLE FOR FISCAL 2021 and in the GRANTS OF PLAN-BASED AWARDS table. The CEO’s entire fiscal 2021 equity grant was made in the form of stock options, while approximately half the value of each other named executive officer’s equity grant was made in the form of time-based RSUs and approximately half was made in the form of stock options.
In addition to the annual incentive compensation grants described above, in June 2020 the Committee granted 100,000 stock options to each of Ms. DeMarsilis and Mr. Soltani in recognition of the additional responsibilities assumed by them in connection with their promotions at that time, as described in the biographical information above, as well as their leadership in navigating through the initial impacts of the COVID-19 pandemic.
Retirement and Other Post-Employment Benefits
401(k) Plan
All employees in the United States, including the named executive officers, are eligible to participate in the Company’s Employee Savings and Investment Plan (“401(k) Plan”), a tax-qualified defined contribution retirement savings plan that includes a Company matching contribution feature. As part of the cost-saving measures implemented in response to the impact of the COVID-19 pandemic, the Company’s 401(k) Plan matching contributions were temporarily discontinued from late March 2020 through the end of the fiscal year.
Deferred Compensation Plan
The named executive officers and certain other executives selected by the Committee are eligible to participate in the Company’s Amended and Restated Deferred Compensation Plan for Executives (“DCP”), which was most recently amended at the annual shareholders meeting in 2013 to extend its term through June 13, 2023. The DCP is designed to offer retirement benefits to the named executive officers, senior management and key employees, consistent with overall market practices, to attract and retain the talent needed in the Company. Under the DCP, participants may defer amounts from their base salary and cash bonus (if any) annually, and the Company will credit to the account of each participant a matching contribution in an amount equal to one hundred percent of the compensation deferral, up to a maximum match equal to either 10% (for “Group I” participants) or 5% (for “Group II” participants) of the participant’s base salary. During fiscal 2021, Mr. E. Grinberg and Ms. DeMarsilis were Group I participants and Messrs. Soltani and Sussis and Ms. D’Elia were Group II participants. Twenty percent of the Company’s matching contribution is in the form of rights to receive Common Stock. All matching contributions vest ratably in annual installments over five years. As part of the cost-saving measures implemented in response to the impact of the COVID-19 pandemic, the Company’s DCP matching contributions were temporarily discontinued from late March through the end of the fiscal year.
The DCP also permits the Company to make discretionary contributions to any participant’s DCP account. In recognition of the outstanding leadership demonstrated by Mr. E. Grinberg during fiscal 2021, which enabled the Company to navigate through the COVID-19 pandemic and achieve strong financial results taking into account the difficult operating environment, in March 2021, the Committee approved $250,000 in discretionary contributions to Mr. E. Grinberg’s DCP account. Such contributions are to be made ratably over the balance of fiscal 2022. Eighty percent of such discretionary contributions are to be made in cash and the balance in rights to receive Common Stock, in each case vesting ratably in annual installments over five years.
Participants may direct the investment of amounts in their DCP accounts (other than rights to receive Common Stock) among third-party investment funds that are made available to them under the plan. Those funds largely track the funds offered under the 401(k) Plan. Further information regarding the participation by the named executive officers in the DCP is discussed in further detail under the heading “NONQUALIFIED DEFERRED COMPENSATION” below.
Severance and Change of Control Agreements
The Company has a severance agreement with Ms. D’Elia under which her then-current base salary would continue to be paid for 12 months after the termination of her employment by the Company without cause. The agreement prohibits Ms. D’Elia from (i) working in the watch or jewelry business for six months after termination of her employment for any reason and (ii) soliciting Company employees and clients for 12 months after termination.
For a detailed description of the agreement between the Company and Ms. D’Elia, please refer to the discussion under POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL below.
Perquisites and Other Personal Benefits
As part of providing a competitive executive compensation program, the Company provides to the CEO and the other named executive officers certain perquisites, described below, that the Company and the Committee believe are reasonable and consistent with its overall compensation program. The Committee reviews annually the levels of perquisites provided to the named executive officers.
The Company provides each of its named executive officers with a taxable car allowance, and in some cases, automobile insurance reimbursement.
The Company pays the CFO a taxable housing allowance for the rental of an apartment located near the Company’s New Jersey headquarters.
The Company has purchased life insurance policies insuring the CEO and pays the premiums for that insurance. Under the Company’s arrangement with the CEO, the named insured is entitled to the cash surrender value in respect of these life insurance policies and the respective beneficiaries are entitled to the applicable death benefits without, in either event, reimbursement to the Company.
Attributed costs of the perquisites described above for the named executive officers for the fiscal year ended January 31, 2021 are included in the “All Other Compensation” column of the SUMMARY COMPENSATION TABLE below.
Tax and Accounting Implications
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the annual amount of compensation that publicly-held companies may deduct for federal income tax purposes for certain “covered employees,” including our named executive officers. The Committee reviews compensation plans in light of applicable tax provisions, including Section 162(m), and may revise compensation plans from time to time. However, the Committee approves compensation that does not qualify for deductibility when deemed to be in the Company’s best interests.
Accounting for Stock-Based Compensation
The Company accounts for stock-based payments in accordance with the requirements of FASB ASC Topic 718. The Committee considers the expense implications of the equity compensation awards in determining the aggregate annual award levels.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended January 31, 2021.
THE COMPENSATION COMMITTEE
Alan H. Howard, Chair, Lead Director
Ann Kirschner
Stephen Sadove

SUMMARY COMPENSATION TABLE FOR FISCAL 2021
The following Summary Compensation Table sets forth information about the compensation paid in respect of fiscal 2021 by the Company to the CEO, the CFO and the three most highly compensated executive officers of the Company other than the CEO and the CFO who were serving as executive officers at January 31, 2021. The foregoing individuals are referred to in this proxy statement as the “named executive officers.”
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Efraim Grinberg, Chair and Chief Executive Officer	2021	890,769	1,500,000	—	1,086,000	—	—	86,694(4)	3,563,463
	2020	1,191,346	—	2,231,232	—	—	—	299,609	3,722,187
	2019	1,132,692	—	1,987,473	—	2,100,000	—	260,763	5,480,928

Sallie A. DeMarsilis, EVP, Chief Operating Officer & Chief Financial Officer	2021	516,924	360,000	126,525	511,890	—	—	44,359(5)	1,559,698
	2020	601,924	—	425,592	—	—	—	93,469	1,120,985
	2019	520,672	—	324,953	—	328,125	—	61,113	1,234,863

Behzad Soltani, EVP, Commercial President & Chief Technology Officer	2021	431,084	250,000	87,724	473,880	—	—	12,066(6)	1,254,754
	2020	409,927	—	256,007	—	—	—	10,000	675,934
	2019	364,615	—	299,998	—	210,000	—	9,416	884,029

Mitchell C. Sussis, SVP, General Counsel and Secretary	2021	359,250	140,000	55,671	54,300	—	—	11,776(7)	620,997
	2020	387,405	—	193,478	—	—	—	29,327	610,210
	2019	373,269	—	186,487	—	172,500	—	28,615	760,871

Vivian D'Elia, SVP Human Resources	2021	329,134	140,000	50,610	48,870	—	—	8,620(8)	577,234
	2020	344,806	—	163,991	—	—	—	27,154	535,951
	2019	317,770	—	119,291	—	100,800	—	25,865	563,726
(1)
Salary amounts include amounts deferred at the election of the executive under the Company’s DCP and under the 401(k) Plan. Amounts deferred under the DCP are also shown in the NONQUALIFIED DEFERRED COMPENSATION TABLE. As explained above in “Fiscal 2021 Executive Compensation Components – Base Salary,” the above salary amounts reflect temporary reductions in connection with the cost-saving measures implemented in response to the impact of the COVID-19 pandemic.

(2)
Amounts shown under the “Stock Awards” column and the “Option Awards” column do not reflect compensation actually received by the named executive officers. Instead the dollar value of these awards represents the fair value of the awards on the date of grant calculated in accordance with FASB ASC Topic 718. Assumptions used in calculating these amounts are described in Note 18 to the Company’s audited financial statements for the fiscal year ended January 31, 2021, included in our Annual Report on Form 10-K filed with the SEC on March 25, 2021. Except as indicated in note (3) immediately below, the stock and option awards cliff-vest on the third anniversary of the grant date and are not subject to any performance conditions other than the continued employment of the grantee, except that the performance-based RSUs granted to all the named executive officers in fiscal 2019 and 2020 included vesting conditions related to corporate financial performance for the respective year of grant.

(3)
Represents the cash component of the annual incentive payments under the Annual Incentive Compensation Plan. The equity component of the fiscal 2018 and 2019 annual incentive payments is reflected in the “Stock Awards” column for the fiscal year in which the equity grant was made (i.e., fiscal 2019 and 2020, respectively). The equity component in respect of the fiscal 2018 bonus vests in a lump sum on the third anniversary of the grant date, and the equity component in respect of the fiscal 2019 bonus vests one-third per year on each of the first three anniversaries of the grant date. No bonus was paid for fiscal 2020 and the equity component of the bonus was discontinued starting in fiscal 2021. See “Fiscal 2021 Executive Compensation Components – Equity Incentive Compensation” above.

(4)
Includes a taxable car allowance and automobile insurance reimbursement of $15,852. Includes $47,134 for premiums paid in respect of certain life insurance policies purchased for Mr. E. Grinberg by the Company. Under his arrangement with the Company, Mr. E. Grinberg is entitled to the cash surrender value in respect of certain of these life insurance policies and his beneficiaries are entitled to the applicable benefit without, in either event, reimbursement to the Company of any premiums paid by the Company under such policies. Includes a $3,400 matching contribution made by the Company for the account of Mr. E. Grinberg under the Company’s 401(k) Plan. Includes a matching cash contribution of $14,769 and a matching non-cash contribution of phantom stock units valued at $5,539 (based on the closing prices of the Company’s Common Stock on the grant dates) to his account under the DCP. These contributions under the DCP are also shown in the NONQUALIFIED DEFERRED COMPENSATION TABLE below.

(5)
Includes a taxable car allowance of $6,600 and a taxable housing allowance of $25,200. Includes a $2,405 matching contribution made by the Company for the account of Ms. DeMarsilis under the Company’s 401(k) Plan. Includes a matching cash contribution of $7,385 and a matching non-cash contribution of phantom stock units valued at $2,769 (based on the closing prices of the Company’s Common Stock on the grant dates) to her account under the DCP. These contributions under the DCP are also shown in the NONQUALIFIED DEFERRED COMPENSATION TABLE below.

(6)
Includes a taxable car allowance of $6,600. Includes a $1,980 matching contribution made by the Company for the account of Mr. Soltani under the Company’s 401(k) Plan. Includes a matching cash contribution of $2,535 and a matching non-cash contribution of phantom stock units valued at $951 (based on the closing prices of the Company’s Common Stock on the grant dates) to his account under the DCP. These contributions under the DCP are also shown in the NONQUALIFIED DEFERRED COMPENSATION TABLE below.

(7)
Includes a taxable car allowance of $6,600. Includes a $1,876 matching contribution made by the Company for the account of Mr. Sussis under the Company’s 401(k) Plan. Includes a matching cash contribution of $2,400 and a matching non-cash contribution of phantom stock units valued at $900 (based on the closing prices of the Company’s Common Stock on the grant dates) to his account under the DCP. These contributions under the DCP are also shown in the NONQUALIFIED DEFERRED COMPENSATION TABLE below.

(8)	Includes a taxable car allowance of $6,600. Includes a $2,020 matching contribution made by the Company for the account of Ms. D’Elia under the Company’s 401(k) Plan.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2021
Name	Grant Date	Date of Action by Committee	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(1)	All Other Stock Awards: Number of Shares of Stock or Units #(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
(a)	(b)		(d)	(i)	(j)	(k)	(l)
			Target ($)
Efraim Grinberg	3/24/2020	3/24/2020	1,800,000
	12/1/2020	12/1/2020		—	200,000	16.87	1,086,000

Sallie DeMarsilis	3/24/2020	3/24/2020	360,000
	6/16/2020	6/3/2020			100,000	12.42	387,000
	12/1/2020	12/1/2020		7,500	23,000	16.87	251,415

Behzad Soltani	3/24/2020	3/24/2020	250,000
	6/16/2020	6/3/2020			100,000	12.42	387,000
	12/1/2020	12/1/2020		5,200	16,000	16.87	174,604

Mitchell Sussis	3/24/2020	3/24/2020	156,000
	12/1/2020	12/1/2020		3,300	10,000	16.87	109,971

Vivian D'Elia	3/24/2020	3/24/2020	140,000
	12/1/2020	12/1/2020		3,000	9,000	16.87	99,480
(1)
Reflects annual cash incentive opportunities for the named executive officers in fiscal 2021 under the Company’s Annual Incentive Compensation Plan. See “Fiscal 2021 Executive Compensation Components – Performance Based Annual Incentive Compensation” above. There are no threshold or maximum performance levels provided for under the Annual Incentive Compensation Plan.

(2)
Reflects time-vesting stock awards granted under the fiscal 2021 long-term incentive program as discussed above under “– Equity Incentive Compensation.” The awards cliff-vest on the third anniversary of the grant date.

(3)
Reflects options to purchase Common Stock granted under the fiscal 2021 long-term incentive program as well as option grants made to Ms. DeMarsilis and Mr. Soltani related to the expansion of their responsibilities, as discussed above under “– Equity Incentive Compensation.” These options become fully exercisable on the third anniversary of the grant date and expire on the tenth anniversary of the grant date.

(4)	The amounts in column (l) represent the grant date fair value of the stock awards computed in accordance with FASB ASC Topic 718.

OUTSTANDING EQUITY AWARDS AT FISCAL 2021 YEAR-END
	Option Awards				Stock Awards
(a)	(b)	(c)	(e)	(f)	(g)	(h)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Efraim Grinberg	60,000		26.59	04/20/2022	94,899	1,960,613
	32,600		30.34	04/19/2023
	27,000		42.12	04/15/2024
	43,440		27.74	04/15/2026
	57,300		23.35	04/17/2027
		200,000	16.87	12/01/2030

Sallie DeMarsilis	18,800		26.59	04/20/2022	23,812	491,956
	7,900		30.34	04/19/2023
	6,300		42.12	04/15/2024
	9,850		30.36	04/15/2025
	10,534		27.74	04/15/2026
	13,660		23.35	04/17/2027
		100,000	12.42	06/16/2030
		23,000	16.87	12/01/2030

Behzad Soltani		100,000	12.42	06/16/2030	15,899	328,473
		16,000	16.87	12/01/2030

Mitchell Sussis	3,171		27.74	04/15/2026	11,885	245,544
	7,980		23.35	04/17/2027
		10,000	16.87	12/01/2030

Vivian D'Elia	6,400		26.59	04/20/2022	9,104	188,089
	2,700		30.34	04/19/2023
	2,200		42.12	04/15/2024
	3,660		30.36	04/15/2025
	3,910		27.74	04/15/2026
	5,100		23.35	04/17/2027
		9,000	16.87	12/01/2030
(1)
The options with an exercise price of $12.42/share were granted June 16, 2020 and vest June 16, 2023. The options with an exercise price of $16.87/share were granted December 1, 2020 and vest December 1, 2023. All vesting dates are contingent on continued employment though such dates.

(2)
Represents unvested stock awards granted under the Company’s Stock Plan which is discussed above under “Fiscal 2021 Executive Compensation Components – Equity Incentive Compensation.” This includes any performance-based RSUs for which the performance condition was satisfied but for which the vesting period is still pending. The following table lists the vesting dates (assuming continued employment on such dates) and the number of shares of Common Stock vesting on such dates.

Name	Vesting Date	Shares (#)
Efraim Grinberg	04/16/2021	58,816
	04/17/2021	4,368
	04/17/2022	31,715

Sallie DeMarsilis	04/16/2021	9,514
	04/17/2021	664
	04/17/2022	6,134
	12/01/2023	7,500

Behzad Soltani	03/01/2021	6,557
	04/17/2021	506
	04/17/2022	3,636
	12/01/2023	5,200

Mitchell Sussis	04/16/2021	5,456
	04/17/2021	379
	04/17/2022	2,750
	12/01/2023	3,300

Vivian D'Elia	04/16/2021	3,491
	04/17/2021	243
	04/17/2022	2,370
	12/01/2023	3,000
OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2021
	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Efraim Grinberg	—	—	26,868	252,828
Sallie DeMarsilis	—	—	6,015	56,601
Behzad Soltani	—	—	507	4,771
Mitchell Sussis	—	—	3,505	32,982
Vivian D'Elia	—	—	2,233	21,013
(1)	Value represents the number of shares vesting multiplied by the market price of the shares on the vesting date.
NONQUALIFIED DEFERRED COMPENSATION
Under the Company’s DCP, participants may defer amounts from their base salary and cash bonus, if any, annually and the Company will credit to the account of each participant a matching contribution in an amount equal to the deferral, up to a maximum match of either 10% or 5% of the participant’s base salary (depending on whether the participant is included in Group I or Group II, as defined in the DCP). During fiscal 2021, Mr. E. Grinberg and Ms. DeMarsilis were in Group I; Ms. D’Elia, Mr. Soltani and Mr. Sussis were in Group II. Deferral elections must be made no later than December 31 of the year before the year in which the salary or bonus will be deferred. Twenty percent of the Company’s matching contribution is made in the form of rights to the Company’s Common Stock, representing the number of shares (including fractional shares) of Common Stock that the matching contribution could purchase based upon the New York Stock Exchange’s closing price of the stock on the date when the matching contribution is made. Matching contributions are made on the last business day of each calendar quarter. The Company also has the right to make discretionary contributions to any participant’s account in such amount and in such manner as it shall determine.

The following table shows the deferrals made by the named executive officers and the contributions made by the Company under the DCP in fiscal 2021.
NONQUALIFIED DEFERRED COMPENSATION IN FISCAL 2021
(a)	(b)	(c)	(d)	(e)	(f)
	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(3) ($)
Efraim Grinberg	89,077	20,308	1,193,039	—	9,528,841
Sallie DeMarsilis	122,211	10,154	228,303	—	3,129,422
Behzad Soltani	21,939	3,486	19,920	—	102,065
Mitchell Sussis	17,962	3,300	18,976	—	170,159
Vivian D'Elia	—	—	774,130	—	3,207,999
(1)
The amounts reported in column (b) above are also reported as compensation to the named executive officer in columns (c), (d) and/or (g) of the SUMMARY COMPENSATION TABLE above. The amounts reported in column (c) above are also reported as compensation to the named executive officer in column (i) of the SUMMARY COMPENSATION TABLE above. As explained above in “Fiscal 2021 Executive Compensation Components - Retirement and Other Post-Employment Benefits,” as part of the cost-saving measures implemented in response to the impact of the COVID-19 pandemic, the Company’s matching contributions into the DCP were temporarily discontinued from late March 2020 through the end of fiscal 2021.

(2)	These amounts are not required to be reported as compensation in the Summary Compensation Table for fiscal 2021 because there were no above-market earnings on the deferred compensation.
(3)
The amounts reported in column (f), other than earnings on deferred compensation, have all been previously disclosed in Summary Compensation Tables in our prior proxy statements, except for Mr. Soltani and Ms. D’Elia, who were not named executive officers prior to fiscal 2021 and fiscal 2017, respectively. Therefore, the portions of the aggregate balances for Mr. Soltani and Ms. D’Elia attributable to contributions and earnings prior to fiscal 2021 and fiscal 2017, respectively, were not previously disclosed in Summary Compensation Tables in our prior proxy statements.

A participant’s compensation deferrals and any earnings on those deferrals are immediately vested. Company matching contributions and any discretionary contributions vest at the rate of 20% per year so long as the participant remains employed by the Company. A participant who attains the age of 65 or whose employment terminates due to death or disability automatically vests in all amounts in such participant’s account. A participant may also vest in all amounts credited to his or her account upon their “separation from service” as defined under Code Section 409A and the Treasury Regulations promulgated thereunder after attaining the age of fifty-five (55), provided the participant has been employed by the Company or one of the Company’s affiliates for at least 10 years and further subject to the approval of the Compensation Committee of the Company’s Board of Directors including any limitations or conditions such committee may, in its discretion, impose which are not inconsistent with the terms of the DCP (including, without limitation, a covenant not to compete with the Company or any Company affiliate). A participant whose employment terminates for any other reason forfeits unvested amounts. If there is a “change in control” (as defined in the DCP) of the Company, all amounts attributable to matching contributions and discretionary Company contributions become fully vested on the date of such change in control.
Participants may direct the investment of amounts in their accounts (other than rights to receive Common Stock) among third-party investment funds that largely track the funds offered under the 401(k) Plan.
Participants in the DCP elect as part of their initial deferral election whether to receive distributions after termination of their employment in a lump sum or in 10 equal annual installments. Payments are made in Common Stock to the extent a participant’s vested account balance is denominated in Common Stock, except for any fractional shares which are paid in cash. All other payments are made in cash. Payments generally are made or begin only upon the expiration of six months following the participant’s separation of service from the Company except to the extent that the payments are payable during the short-term deferral period set forth in Treasury Regulation Section 1.409A-1(b)(4). In the event that an exception to the six-month delay provision applies, payments are made or begin within 90 days after a participant’s employment terminates.
POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL
None of the named executive officers have employment agreements. The Company has entered into a severance and change in control agreement with Ms. D’Elia, which is described below. In addition, the DCP and the Stock Plan provide for accelerated vesting of Company matching contributions and of equity compensation (stock options and stock awards), respectively, in the event of a change in control. The Stock Plan also provides for accelerated vesting of equity awards in the event of a participant’s death, disability or retirement.
Severance Agreements
Ms. D’Elia has a severance agreement with the Company providing that, although she is employed at will, she will be entitled to receive severance payments in the form of salary continuation upon termination of her employment by the Company without cause. For this purpose, “cause” is defined as conviction of a felony, the knowing violation of a material Company policy, the failure to perform any material obligation owed to the Company or the gross negligence in the performance of duties or breach of fiduciary duty as determined by the CEO. The severance payments will be paid for 12 months after termination, in bi-weekly installments. The agreement also contains a non-competition clause that prohibits employment in the watch or jewelry industry for six months after termination of employment with the Company, prohibits the solicitation of Company employees and customers for twelve months after termination of employment, and contains a confidentiality provision. If the Company had terminated the employment of Ms. D’Elia without cause on January 31, 2021, then she would have been entitled to receive $350,000 in severance paid in bi-weekly installments through January 31, 2022.
Change in Control
In the event of a change in control of the Company, all unvested matching contributions under the DCP and all unvested options and time-vesting stock awards then outstanding under the Stock Plan immediately vest. Both plans have identical definitions for what is considered a “change in control,” including:
•	irrevocable termination and liquidation of the plan within 12 months of the dissolution of the Company taxed under Section 331 of the Internal Revenue Code or with the approval of a bankruptcy court;
•	sale of substantially all of the Company’s business or assets;
•
a change in the composition of the Board of Directors such that the individuals comprising the Board of Directors on the effective date of the Stock Plan (or DCP, as applicable) (or their successors who were approved by at least two-thirds of the directors then on the Board) cease for any 12 month period to constitute a majority of the Board, exclusive, in any event, of any individual initially elected or nominated as a director as a result of an actual or threatened election contest or actual or threatened proxy solicitation by any person other than the Board;

•
a merger, consolidation, reorganization or similar corporate transaction unless shareholders in the Company immediately before any such transaction control at least 50% of the total voting power in the resulting corporation immediately after any such transaction; and no person (meaning an individual, entity or group acting in concert) acquires at least 20% of the voting power in the resulting corporation; and a majority of the members of the Board of Directors after the transaction were Board members immediately before the transaction; and

•	the acquisition by any person (with certain exceptions) of 30% or more of the combined voting power of the Company’s outstanding voting securities.
The following table shows the value of accelerated vesting of stock options and stock awards under the Stock Plan and of Company contributions under the DCP that would have been provided to the named executive officers in the event that a change in control of the Company had occurred immediately after the close of business on January 31, 2021.
	Vesting Upon Change in Control With or Without Termination of Employment
Name	Early Vesting of Deferred Compensation Plan ($)	Early Vesting of Stock Options ($)(1)	Early Vesting of Stock Awards ($)(2)
Efraim Grinberg	306,546	758,000	1,960,613
Sallie DeMarsilis	62,008	911,170	491,956
Behzad Soltani	26,461	884,640	328,473
Mitchell Sussis	28,386	37,900	245,544
Vivian D'Elia(3)	—	—	—

(1)
The value of early vesting of stock options was determined based on the extent (if any) by which $20.66/share, which was the closing price of the Company’s Common Stock as reported on the NYSE on January 29, 2021, exceeded the exercise price of the subject options.

(2)	The value of early vesting of stock awards was determined based on a value of $20.66/share, which was the closing price of the Company’s Common Stock as reported on the NYSE on January 29, 2021.
(3)
Since Ms. D’Elia qualifies for retirement vesting under the DCP and the Stock Plan (see immediately below), a change in control would not effectively accelerate the vesting of her awards under these plans.

Death or Disability; Retirement
If any of the named executive officers had died, become permanently disabled or retired on January 31, 2021, their unvested stock options and stock awards granted under the Stock Plan would have immediately vested on that date. Retirement triggers immediate vesting (i) under the Stock Plan if the retiring employee is at least the age of 65 and (ii) under both the Stock Plan and the DCP if the retiring employee is at least the age of 55 and has been employed continuously by the Company for at least 10 years and the Compensation Committee approves the immediate vesting. As part of its approval, the Compensation Committee may impose any conditions as it deems to be appropriate which are not inconsistent with the express terms of the subject plan, including covenants dealing with non-competition, non-disparagement, non-solicitation and confidentiality. The values of such early vesting under both plans as of January 31, 2021 are shown in the table above.
PAY RATIO DISCLOSURE
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship of the annual total compensation of Chair and CEO Efraim Grinberg to that of our median employee.
To identify the median employee, we used the total calendar 2020 compensation as reflected in our tax records for all employees, excluding our Chair and CEO, who were employed by us on January 31, 2021. We included full-time, part-time, seasonal and temporary employees. We converted compensation paid in foreign currencies using the applicable prevailing exchange rate in effect on December 31, 2020.
After identifying the median employee, we calculated annual total compensation for the median employee using the same methodology we used for determining total compensation for our named executive officers as shown in the Summary Compensation Table for Fiscal 2021 above. For fiscal 2021, the annual total compensation of Efraim Grinberg was $3,563,463 and the annual total compensation of our median employee was $25,260, resulting in a ratio of 141 to 1. Excluding United States-based part-time employees, the ratio would be 77 to 1.
The SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, to apply certain exclusions and to make reasonable estimates that reflect their employee population and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio that we have reported.

DIRECTOR COMPENSATION
No executive officer of the Company receives any additional compensation for serving on the Board of Directors. The annual base compensation paid to the non-employee directors for fiscal 2021 was left unchanged from fiscal 2020 and consisted of a $70,000 cash retainer and an equity component valued at approximately $105,000 in the form of a stock award, cliff-vesting in one year. In addition to the annual base compensation, the annual retainers paid to the committee chairs remained unchanged from fiscal 2020 levels and were as follows: Audit: $17,500; and Compensation and Nominating/Corporate Governance: $12,500 each. The lead director received an annual cash retainer of $50,000 and an equity component valued at $25,000, which retainers remained unchanged from fiscal 2020. The cash compensation is paid quarterly and the equity grants are made annually after the reporting of financial results for the prior fiscal year. Each director is also granted an annual allowance for the purchase of Company watches up to an aggregate suggested retail value of $5,000.
Notwithstanding the foregoing, the Board waived all retainers during the three-month period that salary reductions were implemented in response to the spring surge in the COVID-19 pandemic. The table below reflect the retainers actually paid after giving effect to these waivers.
Recognizing that ownership of the Company’s Common Stock more closely aligns non-employee director interests with the long-term interests of shareholders and is consistent with best governance practices, in March 2021 the Compensation Committee recommended and the Board of Directors adopted revised stock ownership guidelines for the non-employee directors to the effect that each non-employee director is expected to beneficially own shares of the Company’s Common Stock with a market value of at least $250,000.
The following table shows the cash amounts and the value of other compensation paid to each non-employee director in respect of fiscal 2021:
(a)	(b)	(c)	(d)	(e)	(f)
Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards ($)	All Other Compensation(2) ($)	Total ($)
Peter Bridgman	62,788	105,000	—	625	168,413
Alan H. Howard	99,495	130,000	—	—	229,495
Richard Isserman	55,480	105,000	—	—	160,480
Ann Kirchner	59,867	105,000	—	—	164,867
Stephen Sadove	52,564	105,000	—	—	157,564
(1)
Amounts shown do not reflect compensation actually received by the director. Instead the dollar value of these awards represents the fair value of the stock award on the date of grant calculated in accordance with FASB ASC Topic 718. Assumptions used in calculating these amounts are described in Note 18 to the Company’s audited financial statements for the fiscal year ended January 31, 2021, included in our Annual Report on Form 10-K filed with the SEC on March 25, 2021. Each non-employee director was granted one stock award in fiscal 2021 for 10,500 shares of the Company’s Common Stock (13,000 shares in the case of Mr. Howard, whose grant included compensation for his role as lead director). At January 31, 2021 each non-employee director held no other stock awards except this one, unvested stock award.

(2)
Each non-employee director is provided an annual allowance for the purchase of Company watches up to an aggregate suggested retail value of $5,000. The amounts listed above reflect the actual allowance utilized by each non-employee director, at Company cost.

Nathan Leventhal, a former member of the Board of Directors and long-serving chair of the Nominating/Corporate Governance Committee, was appointed as honorary Director after he retired from the Board in June 2020. In this capacity, Mr. Leventhal makes himself available for consultation with the Chairman of the Board and the Chair of the Nominating/Corporate Governance Committee and receives a quarterly stipend of $12,500 which will continue at the discretion of the Board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Mr. Alex Grinberg, a beneficial owner of more than five percent of the Company’s Class A Common Stock, a member of the Board of Directors, and the brother of Efraim Grinberg, is the Company’s Senior Vice President of Customer Experience in the United States and earned $252,384 in salary (reflecting Mr. A. Grinberg’s voluntary relinquishment of 100% of his salary for a three-month period during the spring surge in the COVID-19 pandemic) and an $85,000 bonus for fiscal 2021. In addition, as a participant in the Stock Plan, Mr. A. Grinberg received awards of time-vesting shares in fiscal 2021 valued at $29,860, subject to the same terms and conditions applicable to similar awards made to the other participants in that plan.
Ms. Margot Grinberg, the daughter of Efraim Grinberg, is Vice President E-Commerce for the Company and earned $179,125 in salary (reflecting Ms. Grinberg’s acceptance of a 15% reduction for a three-month period during the spring surge in the COVID-19 pandemic) and a $50,000 bonus for fiscal 2021. In addition, as a participant in the Stock Plan, Ms. Grinberg received an award of time-vesting shares in fiscal 2021 valued at $8,772, subject to the same terms and conditions applicable to similar awards made to the other participants in that plan.
Mr. Nathan Phalen, the nephew of Efraim Grinberg and Alex Grinberg and the son of stockholder Miriam Phalen, is Vice President of Operations for the Company’s MVMT brand and earned $141,749 in salary (reflecting Mr. Phalen’s acceptance of a 15% reduction for a three-month period during the spring surge in the COVID-19 pandemic) and a $30,000 bonus for fiscal 2021. In addition, as a participant in the Stock Plan, Mr. Phalen received an award of time-vesting shares in fiscal 2021 valued at $5,230, subject to the same terms and conditions applicable to similar awards made to the other participants in that plan.
The Board of Directors has adopted a code of business conduct and ethics which provides for the review, approval and ratification of transactions with the Company (or any of its subsidiaries) in which any officer or employee of the Company or any of its subsidiaries or any director has any direct or indirect material interest. Such transactions involving any executive officer of the Company or any member of the Board of Directors are referred to the disinterested members of the Board of Directors. Other transactions are referred to the Company’s General Counsel. In each case, the standard applied under the Company’s code is whether the transaction, when considered in the context of all the relevant facts and circumstances, including the person’s position with the Company, the nature of the transaction and the amount involved, is consistent with the best interests of the Company and its shareholders.
EQUITY COMPENSATION PLAN INFORMATION
The table below sets forth information with respect to shares of Common Stock that may be issued under the Company’s equity compensation plans as of January 31, 2021.
Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (excluding securities reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	1,623,584 (2)	$21.90 (3)	1,500,778 (4)
Equity compensation plans not approved by security holders	—	Not Applicable	—
Total	1,623,584	$21.90	1,500,778
(1)	Includes the Stock Plan and the DCP.
(2)
Includes 1,111,110 shares of Common Stock issuable upon the exercise of options and 415,994 shares of Common Stock issuable upon the vesting of stock awards in each case outstanding under the Stock Plan, as well as 96,480 phantom stock units issuable as that same number of shares of Common Stock under the DCP.

(3)	Weighted average exercise price of options outstanding under the Stock Plan.
(4)
Number of shares available for issuance under the Stock Plan as options and as other share-based awards. The DCP does not provide for a limit on the number of phantom stock units available for issuance.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee has reviewed and discussed with the Company’s management and with PricewaterhouseCoopers LLP (“PwC”), the evaluation by PwC of the Company’s internal control over financial reporting and the audited financial statements of the Company for the fiscal year ended January 31, 2021. The Audit Committee has discussed with PwC the matters required to be discussed under the standards of the Public Company Accounting Oversight Board (United States).
The Audit Committee has also received the written disclosures and the letter from PwC required by the applicable requirements of the Public Company Accounting Oversight Board and the Audit Committee has discussed the independence of PwC with that firm.
Based on the Audit Committee’s review and discussions noted above, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2021 for filing with the SEC.
The Committee and the Board of Directors also have recommended, subject to shareholder approval, the selection of PwC as the Company’s independent auditors for fiscal 2022.
Members of the Audit Committee:
Peter A. Bridgman, Chair
Alan H. Howard
Richard Isserman
Stephen Sadove
AUDIT-RELATED FEES, TAX FESS AND ALL OTHER FEES
The following table presents the aggregate fees billed for professional services rendered by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, in the “audit fees”, “audit related fees”, “tax fees”, and “all other fees” categories, in each case as such terms are defined by the SEC, for the fiscal years ended January 31, 2020 and 2021.
Year	Audit ($)	Audit Related ($)	Tax ($)	All Other ($)	Total ($)
2020	2,210,477	6,023	—	900	2,217,400
2021	2,139,008	—	—	900	2,139,908
The fees in the table above exclude “out-of-pocket” expenses of approximately $5,000 and $45,000 incurred by PwC and billed to the Company in connection with these services for fiscal years 2021 and 2020, respectively.
Audit fees include fees for audits of the Company’s annual consolidated financial statements and the effectiveness of its internal control over financial reporting, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and services related to statutory and regulatory filings. Audit-related fees in fiscal year 2020 were for local statutory requirements. All other fees are subscription fees for the use of the independent auditors’ database of authoritative literature and accounting and financial guidance.
The Audit Committee reviews and approves all audit and non-audit services to be rendered in every instance by the Company’s independent auditors before such auditors are engaged to render any such services. Therefore, the Audit Committee has not adopted a pre-approval policy with respect to such services.

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF ACCOUNTANTS
The Audit Committee has appointed PricewaterhouseCoopers LLP to be the Company’s independent registered public accounting firm for the year ending January 31, 2022, subject to ratification of such appointment by the Company’s shareholders. PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm since fiscal year 1977 and is considered by the Audit Committee and the Board of Directors to be well qualified. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
The Board of Directors recommends that the shareholders vote FOR such ratification. Proxies solicited by the Board will be so voted unless shareholders specify in their proxies a contrary choice.

PROPOSAL 3 – ADVISORY APPROVAL OF EXECUTIVE COMPENSATION
In accordance with Section 14A of the Exchange Act and the related rules of the SEC and as a matter of good corporate governance, a proposed resolution will be presented at the Annual Meeting asking our shareholders to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis (“CD&A”), the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2021 Annual Meeting of Shareholders.
As set forth in the CD&A, above, the Company has designed its compensation programs to: (i) properly incentivize executive officers to accomplish the short- and long-term objectives of the Company, (ii) be in line with prevailing pay practices and overall compensation levels at other companies with which the Company competes for executive-level talent, (iii) reward our executives for their individual performance as well as the performance of their respective business units and the Company overall and (iv) retain our executive officers and key management employees. Although the vote to approve executive compensation is purely advisory and non-binding, the Board of Directors values the opinions of our shareholders and will consider the results of the vote in determining the compensation of the named executive officers and the Company’s compensation programs generally. The vote is not intended to address any specific item of compensation but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement. If any shareholder wishes to communicate with the Board of Directors regarding executive compensation, the Board can be contacted using the procedures outlined in “Communications with the Board of Directors” set forth in this proxy statement.
Accordingly, we are asking for shareholder approval of the following resolution:
“RESOLVED, that the compensation of the Company’s named executive officers as described under “Compensation Discussion and Analysis,” the compensation tables and the narrative discussion associated with the compensation tables in the Company’s proxy statement for its 2021 Annual Meeting of Shareholders is hereby APPROVED.”
The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the compensation paid by the Company to the named executive officers as disclosed in this proxy statement.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s executive officers, directors, and persons who own more than 10% of a registered class of the Company’s equity securities (the “10% Stockholders”) to file reports of ownership and changes of ownership with the SEC. The Company assists its directors, officers and certain 10% Stockholders by assisting in their completion of Section 16 reports and filing these reports on their behalf. The Company’s executive officers, directors and 10% Stockholders timely complied with all such filing requirements applicable to them last fiscal year with respect to their beneficial ownership of the Company’s securities, except that Ms. DeMarsilis filed a Form 5 on March 12, 2021 reporting 14 acquisitions of Common Stock that took place during fiscal years 2017 through 2020 as a result of an automatic dividend reinvestment feature in her brokerage account. Although such acquisitions qualified for the de minimis exemption from reporting on Form 4 pursuant to Rule 16a-6, such transactions were reportable on Form 5 within 45 days of the respective fiscal year end but were inadvertently not so reported at the time.
OTHER MATTERS
The Board of Directors, at the time of the preparation of this proxy statement, knows of no business to come before the Annual Meeting other than that referred to herein. If any other business should properly come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies received and not theretofore revoked in accordance with their best judgment.
Upon the written request of any record holder or beneficial owner of Common Stock or Class A Common Stock entitled to vote at the Annual Meeting, the Company, without charge, will provide a copy of its Annual Report on Form 10-K for the fiscal year ended January 31, 2021, as filed with the SEC. Requests should be directed to Mitchell C. Sussis, Secretary, Movado Group, Inc., 650 From Road, Ste. 375, Paramus, New Jersey 07652-3556.
May 11, 2021

MOVADO GROUP

MOVADO GROUP, INC.
C/O BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 23, 2021 for shares held directly and by 11:59 p.m. Eastern Time on June 21, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/MOV2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 23, 2021 for shares held directly and by 11:59 p.m. Eastern Time on June 21, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D54469-Z79687-P54839

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MOVADO GROUP, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Peter A. Bridgman
02) Alex Grinberg
03) Efraim Grinberg
04) Alan H. Howard
05) Richard Isserman
06) Ann Kirschner
07) Stephen Sadove

The Board of Directors recommends you vote FOR proposals 2 and 3:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and 10K Wrap are available at www.proxyvote.com

D54470-Z79687-P54839

MOVADO GROUP, INC.
THIS PROXY IS SOLICTED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS - JUNE 24, 2021

The shareholder(s) hereby appoint(s) Mitchell C. Sussis and Sallie A. DeMarsilis, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock and Class A Common Stock of MOVADO GROUP, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, Eastern Time on June 24, 2021, virtually at www.virtualshareholdermeeting.com/MOV2021, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side